UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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QUIDEL CORPORATION
(Name of Registrant as Specified In Its Charter)

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Notice of 2021 Annual Meeting of Stockholders
and Proxy Statement

QUIDEL CORPORATION
9975 Summers Ridge Rd.
San Diego, California 92121
(858) 552-1100
April 15, 2021
To Our Stockholders:
I am pleased to invite you to attend the Annual Meeting of Stockholders that will be held on Tuesday, May 18, 2021, at 8:30 a.m., Pacific Time. The meeting will be a virtual meeting, conducted via live webcast.
At the Annual Meeting, you will be asked to consider and vote upon: (i) the election of the ten directors designated herein to the Board of Directors; (ii) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; (iii) advisory approval of the Company’s executive compensation; and (iv) such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
You will be able to attend the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/QDEL2021. To participate in the meeting, you must have your control number. You will not be able to attend the Annual Meeting in person. The Annual Meeting is being held on a virtual-only basis in order to protect the public health and comply with social distancing requirements that may be in place at the time of the Annual Meeting.
Enclosed are the Notice of the Annual Meeting of Stockholders, the Proxy Statement and accompanying proxy card and a copy of our Annual Report to Stockholders.
It is important that your shares be represented and voted at our Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning the enclosed proxy card.
Our Board of Directors, officers and I look forward to seeing you virtually at our Annual Meeting.

Sincerely yours,

Douglas C. Bryant
President and Chief Executive Officer
QUIDEL CORPORATION

QUIDEL CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2021
To Our Stockholders:
The Annual Meeting of Stockholders of Quidel Corporation will be held on Tuesday, May 18, 2021, at 8:30 a.m., Pacific Time. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2021, for the following purposes:
1. To elect the ten directors designated herein to serve on the Board of Directors to hold office until the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
3. To obtain advisory approval of the Company’s executive compensation; and
4. To transact such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on March 24, 2021 are entitled to receive notice of and to vote during the Annual Meeting and any adjournments or postponements thereof.
The Board of Directors of Quidel Corporation unanimously recommends that the stockholders vote FOR the ten nominees for the Board of Directors named in the accompanying Proxy Statement; FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory approval of the Company’s executive compensation.
All stockholders are cordially invited to attend the Annual Meeting virtually. It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. If you attend the Annual Meeting virtually and wish to do so, you may vote your shares during the meeting even if you have signed and returned your proxy card. Specific voting instructions are set forth in the accompanying Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Douglas C. Bryant
President and Chief Executive Officer
QUIDEL CORPORATION

San Diego, California
April 15, 2021

SUMMARY PROXY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review this entire Proxy Statement, as well as our Annual Report on Form 10-K for the fiscal year ended 2020.
ANNUAL MEETING

Time and date:	8:30 a.m. (Local Time), May 18, 2021	Record date:	March 24, 2021

Place:	Via the Internet at virtualshareholdermeeting.com/QDEL2021	Voting:	Stockholders as of record date are entitled to vote

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Board Recommendation	Page Reference
Proposal No. 1 - Election of Ten (10) Directors	FOR All Nominees	3
Proposal No. 2 - Ratification of Ernst and Young LLP as Auditors for 2021	FOR	41
Proposal No. 3 - Advisory (Non-Binding) Vote on Executive Compensation	FOR	42

(i)

DIRECTOR NOMINEES	Incumbent director nominees received an average vote of approximately 96.5% of votes cast at 2020 annual meeting of stockholders
We are seeking your vote FOR all of the director nominees below:

Name	Age	Director Since	Principal Occupation
Douglas C. Bryant	63	2009	President and Chief Executive Officer, Quidel Corporation
Kenneth F. Buechler, Ph.D., Chair	67	2007	Founder and former President and Chief Scientific Officer of Biosite, Inc.
Edward L. Michael	64	2018	Managing Partner and Co-Founder of LionBird Ventures
Kathy P. Ordoñez	70	2019	Former CEO of RainDance Technologies, Inc., Celera Corporation, and Roche Molecular Systems, Inc.
Mary Lake Polan, M.D, Ph.D., M.P.H.	77	1993	Clinical Professor of Obstetrics, Gynecology and Reproductive Sciences, Yale University School of Medicine
Ann D. Rhoads	55	2020	Former Chief Financial Officer, Forty Seven, Inc.
Charles P. Slacik	67	2015	Former Senior Vice President and Chief Financial Officer of Beckman Coulter Inc.
Matthew W. Strobeck, Ph.D.	48	2018	Managing Partner of Birchview Capital
Kenneth J. Widder, M.D.	68	2014	Chief Executive Officer, Sydnexis Inc.
Joseph D. Wilkins Jr.	59	2021	Partner, TRG Healthcare

(ii)

CORPORATE GOVERNANCE HIGHLIGHTS

BOARD COMPOSITION	BOARD ACCOUNTABILITY
✓ All independent directors, except for CEO director	✓ Annual election of directors
✓ Separate Board Chair and CEO roles	✓ Annual Board and committee evaluations
✓ Independent Board Chair	✓ Regularly-held executive sessions of non- management directors
✓ Independent chairpersons and members of all Board Committees	✓ Robust executive and director equity ownership guidelines
✓ Seasoned Board with diverse experience and industry specific expertise	✓ Independent Board approval of CEO compensation
✓ Balanced Board tenure

STOCKHOLDER INTERESTS	RISK OVERSIGHT
✓ Active stockholder engagement practices	✓ Comprehensive risk oversight by the Board and individual committees as well as management
✓ Annual Say on Pay vote	✓ Risk management principles implemented in management processes and in employee reporting responsibilities
✓ Stockholders may call special meetings	✓ Commitment to sustainability and ethically and socially just practices and policies
✓ One single voting class	✓ Robust risk reporting system which provides timely and comprehensive information to the Board
✓ No poison pill
AUDITOR MATTERS
As a matter of good corporate practice, we are seeking your ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.
EXECUTIVE COMPENSATION
Consistent with our Board’s recommendation and our stockholders’ prior indicated preference, we propose an advisory vote to approve our executive compensation annually. Accordingly, we are seeking your approval, on an advisory basis, of the compensation of our Named Executive Officers, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
For a summary of our executive compensation and 2020 performance highlights, please refer to the “Executive Compensation” section of this Proxy Statement on page 16.
(iii)

QUIDEL CORPORATION
Principal Executive Offices
9975 Summers Ridge Rd.
San Diego, California 92121
(858) 552-1100
ANNUAL MEETING OF STOCKHOLDERS
May 18, 2021
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quidel Corporation for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 18, 2021, at 8:30 a.m., Pacific Time. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2021 and at any and all adjournments and postponements of the Annual Meeting. This Proxy Statement and the accompanying proxy card will first be sent to stockholders on or about April 15, 2021.
We will pay the expenses in connection with this solicitation. Our employees may solicit proxies by mail, in person, by telephone, facsimile or other electronic means and will not receive any additional compensation for such solicitations. We will also pay brokers or other nominees for the expenses of forwarding soliciting material to beneficial owners.
RECORD DATE AND VOTING
The close of business on March 24, 2021 has been fixed as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 42,542,768 shares of our voting common stock were outstanding. Each share of such common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock on the Record Date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business.
Where a stockholder has directed how his or her proxy is to be voted, it will be voted according to the stockholder’s directions. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and this proxy and the related materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct the record holder of your shares regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If a proposal is routine, a record holder holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner if the beneficial owner does not provide instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the record holder is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.
If you hold shares in street name and you do not give voting instructions to the record holder of your shares prior to the Annual Meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors) or Proposal 3 (Advisory Approval of the Company’s Executive Compensation) and your shares will be treated as a “broker non-vote” on those proposals. We are not aware of any other matters to be presented at the Annual Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.
With regard to the election of directors, votes may be cast in favor of a director nominee or withheld. Because directors are elected by plurality, broker non-votes will have no effect on the outcome of this proposal. If a quorum is present at the Annual Meeting, the ten nominees receiving the greatest number of votes will be elected. For Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm) and Proposal 3 (Advisory Approval of the Company’s Executive Compensation), the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. With regard to Proposals 2 and 3, abstentions will be counted in the tabulations of the votes cast and will have the same effect as a vote against such proposal, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved and accordingly will have no effect on the outcome of the vote on Proposal 3. Because Proposal 2 (Ratification of Independent Registered Public Accounting Firm) is a routine matter, no broker non-votes are expected with respect to this proposal. Unless otherwise designated, each signed proxy submitted by a stockholder will be voted:
•FOR each of the ten nominees named below for election as directors;
•FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•FOR the advisory approval of the Company’s executive compensation.
Shares may be voted via the Internet, by telephone or by completing and returning a proxy card or voting instruction card. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by submitting a written notice of revocation to the Secretary of the Company or by timely filing a duly executed proxy bearing a later date. The proxy will not be voted if the stockholder who executed attends the Annual Meeting virtually and elects to vote in person the shares represented by the proxy. Attending at the Annual Meeting virtually will not by itself revoke a proxy.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker to obtain your 16-digit control number or otherwise vote through your broker. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date for the Annual Meeting. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, suggestions for product development, or other matters unrelated to the proposals and Annual Meeting matters, are not pertinent to Annual Meeting and therefore will not be answered.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election
Our directors are elected at each annual meeting of stockholders. At the Annual Meeting, ten directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The ten nominees receiving the greatest number of votes at the Annual Meeting will be elected.
Each of the nominees set forth below for election as a director is an incumbent director. Since last year’s annual meeting, two new directors were appointed to the Board and one director retired. Ann D. Rhoads was appointed to the Board effective August 24, 2020, and Joseph D. Wilkins Jr. was appointed to the Board effective February 26, 2021; each was recommended by a non-management director for appointment. Jack W. Schuler retired from the Board effective June 10, 2020. Each of the ten nominees has consented to serve as a director if elected. Unless authority to vote for any director nominee is withheld in a proxy, it is intended that each proxy will be voted FOR each of the nominees. If, before the Annual Meeting, any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies will be voted for such substitute nominees, if any, as may be recommended by our existing Board, unless other directions are given in the proxies.

Name of Nominee	Age	Principal Occupation	Director Since
Douglas C. Bryant	63	President and Chief Executive Officer, Quidel Corporation	2009
Kenneth F. Buechler, Ph.D., Chair	67	Founder and former President and Chief Scientific Officer of Biosite, Inc.	2007
Edward L. Michael	64	Managing Partner and Co-Founder of LionBird Ventures	2018
Kathy P. Ordoñez	70	Former CEO of RainDance Technologies, Inc., Celera Corporation, and Roche Molecular Systems, Inc.	2019
Mary Lake Polan, M.D., Ph.D., M.P.H.	77	Clinical Professor of Obstetrics, Gynecology and Reproductive Sciences, Yale University School of Medicine	1993
Ann D. Rhoads	55	Former Chief Financial Officer, Forty Seven, Inc.	2020
Charles P. Slacik	67	Former Senior Vice President and Chief Financial Officer of Beckman Coulter Inc.	2015
Matthew W. Strobeck, Ph.D.	48	Managing Partner of Birchview Capital	2018
Kenneth J. Widder, M.D.	68	Chief Executive Officer, Sydnexis Inc.	2014
Joseph D. Wilkins Jr.	59	Partner, TRG Healthcare	2021
Vote Required and Board Recommendation
The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Our Board of Directors recommends that the stockholders vote FOR the ten nominees named above for election to the Board of Directors.
Biographical Information
DOUGLAS C. BRYANT was appointed to our Board of Directors in February 2009 and became our President and Chief Executive Officer in March 2009. Prior to joining us, Mr. Bryant served as Executive Vice President and Chief Operating

Officer at Luminex Corporation, managing its Bioscience Group, Luminex Molecular Diagnostics (Toronto), manufacturing, R&D, technical operations and commercial operations. From 1983 to 2007, Mr. Bryant held various worldwide commercial operations positions with Abbott Laboratories including, among others: Vice President of Abbott Vascular for Asia/Japan, Vice President of Abbott Molecular Global Commercial Operations and Vice President of Abbott Diagnostics Global Commercial Operations. Earlier in his career with Abbott, Mr. Bryant was Vice President of Diagnostic Operations in Europe, the Middle East and Africa and Vice President of Diagnostic Operations in Asia Pacific. Mr. Bryant has over 30 years of industry experience in sales and marketing, product development, manufacturing and service and support in both the diagnostics and life sciences markets. Mr. Bryant holds a B.A. in Economics from the University of California at Davis.
KENNETH F. BUECHLER, Ph.D. was appointed to our Board of Directors in November 2007 and has served as the Chairman of the Board of Quidel Corporation since August 2015. Dr. Buechler was previously the co-founder of and held various roles at Biosite Inc. from 1988 until its acquisition by Alere Inc. in 2007, including serving as a director and as President and Chief Scientific Officer, Senior Vice President, Research and Development, Vice President, Research and Director of Chemistry. Prior to co-founding Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated. Dr. Buechler recently served as chair of the Board of Sequenom Inc., a life sciences company until its acquisition in September 2016, Astute Medical Inc., a company that develops biomarkers for acute medical conditions until its acquisition in April 2018 and Edico Genome Inc., a DNA sequencing technology company until its acquisition in May 2018. Dr. Buechler received his Ph.D. in biochemistry and his bachelor’s degree in chemistry from Indiana University.
EDWARD L. MICHAEL was appointed to our Board of Directors in December 2018. Mr. Michael is the Managing Partner of LionBird Ventures, a venture capital firm he co-founded in 2012, which focuses on investing in digital health and business services companies. For nearly 27 years, Mr. Michael held a variety of roles at Abbott Laboratories, including most recently as Executive Vice President, Diagnostic Products and previously in legal, commercial and operational roles in various Abbott divisions. Mr. Michael currently serves on the Board of certain LionBird portfolio companies. Mr. Michael received his B.A. from Indiana University and a J.D. from Indiana University School of Law.
KATHY P. ORDOÑEZ was appointed to our Board of Directors in June 2019. Ms. Ordoñez has more than 30 years of experience in the life sciences and diagnostics industry. She is currently on the Board of Directors for Pacific Biosciences, Inc., a life sciences company that develops, manufactures and sells long-read gene sequencing products. From October 2017 to October 2018, she also served at Pacific Biosciences as Chief Commercial Officer. Ms. Ordoñez also recently was Director (July 2014 through February 2017), non-Executive Chairman (2015), and Chief Executive Officer (2016) of RainDance Technologies, Inc., a life sciences company that specialized in droplet-based detection of genetic variations in cancer and infectious diseases until it was sold to Bio-Rad Laboratories, Inc. in February 2017. Prior to this, Ms. Ordoñez was a Senior Vice President for Quest Diagnostics, Inc., a leading provider of diagnostic services and information, from May 2011 to June 2013 where she held the lead positions in Discovery and Development (2011) and Diagnostic Solutions (2012). Her tenure at Quest followed its acquisition, in 2011, of Celera Corporation, a company that discovered and developed genetic tests. Ms. Ordoñez was Chief Executive Officer of Celera Corporation (2008 - 2011) and founder and President of Celera Diagnostics (2000 - 2008). From 1985 until 2000, Ms. Ordoñez held several senior positions at Hoffmann-La Roche, overseeing the formation of Roche Molecular Systems, where she served as President and Chief Executive Officer, and led the wide-scale commercial application of the polymerase chain reaction (PCR) technology to the research, diagnostic and forensic fields. Ms. Ordoñez received her B.A. in Chemistry and an Honorary Doctorate from Hartwick College in Oneonta, NY.
MARY LAKE POLAN, M.D., Ph.D., M.P.H. was appointed to our Board of Directors in February 1993. Dr. Polan was an Adjunct Professor in the Department of Obstetrics and Gynecology at Columbia University School of Medicine from 2007 to 2014 and then in 2015 rejoined the Department of Obstetrics and Gynecology at Yale University School of Medicine as Professor of Clinical Obstetrics, Gynecology and Reproductive Sciences. She was Professor and Chair Emerita of the Department of Gynecology and Obstetrics at Stanford University School of Medicine where she served from 1990 to 2005. Dr. Polan received a B.A. degree from Connecticut College, a Ph.D. in Molecular Biophysics and Biochemistry and an M.D. from Yale University School of Medicine and her Master in Public Health from the University of California, Berkeley. Dr. Polan remained at Yale New Haven Hospital for her residency in Obstetrics and Gynecology, followed by a Reproductive Endocrine Fellowship. Dr. Polan was on the faculty at Yale University until 1990, when she joined Stanford University. Dr. Polan is a practicing clinical Reproductive Endocrinologist with a research interest in ovarian function and granulosa cell steroidogenesis. More recently, Dr. Polan’s interests have been in the interaction between the immune and endocrine systems: the role of monokines in reproductive events and gene expression in stress urinary incontinence as well as brain activation in human sexual function. Dr. Polan is currently a director of Chembio Diagnostic Systems, Inc., a diagnostics company. Dr. Polan also serves as a director at the following private companies: NX Prenatal Inc, Or-Genix Therapeutics, Inc., Koi Therapeutics and UliraDx.

ANN D. RHOADS was appointed to our Board of Directors in August 2020. Ms. Rhoads most recently served as Chief Financial Officer of Forty Seven, Inc., a publicly-traded biotechnology company from March 2018 through June 2020. Previously, Ms. Rhoads was Executive Vice President and Chief Financial Officer of Zogenix, Inc., a publicly-traded pharmaceutical company, from 2010 through January 2017. From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was an investment professional with The Sprout Group, an institutional venture capital firm. Ms. Rhoads currently serves on the board of directors of the following publicly-traded companies: Evoke Pharma, Inc., a pharmaceutical company, as chair of the audit committee and as a member of the compensation committee; Globus Medical Inc., a musculoskeletal solutions company, as chair of the audit committee and a member of the nominating and governance committee; Repare Therapeutics, a precision oncology company, as chair of the audit committee; and iTeos Therapeutics, an immuno-oncology company, as chair of the audit committee and a member of the compensation and nominating and governance committee. Ms. Rhoads also recently served on the Board of Directors of Iridex Corporation, a medical device company, from 2017 to 2018. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from Harvard Graduate School of Business Administration.
CHARLES P. SLACIK was appointed to our Board of Directors in November 2015. Mr. Slacik has more than 30 years of executive experience in the health care industry, serving most recently as the Senior Vice President and Chief Financial Officer of Beckman Coulter Inc. from October 2006 until its acquisition in June 2011. Mr. Slacik previously served as a member of the Board and Chair of the Audit Committee of STAAR Surgical Company, a medical device company, from September 2012 through September 2015 and as a Member of the Board and Chair of the Audit Committee at Sequenom, Inc., a life sciences company, from June 2011 until its acquisition in September 2017. Mr. Slacik received his B.S. in Accounting and Finance from the University of Connecticut and is a certified public accountant.

MATTHEW W. STROBECK, Ph.D. was appointed to our Board of Directors effective April 2018. Dr. Strobeck is currently the Managing Partner of Birchview Capital. Dr. Strobeck was a Partner and Member of the Management Committee and Advisory Board of Westfield Capital Management from 2008 until 2011, having served as a member of the investment team, specializing in healthcare and life sciences, from May 2003 to June 2008. Dr. Strobeck currently serves on the Boards of Accelerate Diagnostics, a medical diagnostics company; Biodesix, a diagnostic company; Tepha Inc., a privately-held medical device company; and Monteris Medical, a privately-held medical device company. Dr. Strobeck received his B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, a S.M. from the Harvard University/MIT Health Sciences Technology Program, and an S.M. from the MIT Sloan School of Management.

KENNETH J. WIDDER, M.D. was appointed to our Board of Directors in November 2014. Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder is the Executive Chairman of OrphoMed Inc., a clinical-stage biopharmaceutical company, since 2017, and Chairman and CEO of Sydnexis, Inc., an ophthalmology start-up company, since 2017. He was a General Partner with LVP Life Science Ventures, a venture capital company for biotechnology and medical device start-ups, from 2007 to 2016. He is also a member of the Board of Directors of Evoke Pharma Inc., a pharmaceutical company. He holds an M.D. from Northwestern University and trained in pathology at Duke University.

JOSEPH D. WILKINS JR. was appointed to our Board of Directors in February 2021. Mr. Wilkins currently serves as a Partner for TRG Healthcare, a healthcare consulting firm, since 2018. He is also a limited partner with Tech Council Ventures, a privately held venture capital fund, and is an advisor with Touchdown Ventures, a privately held venture capital group. Previously, from 2016 to 2018, Mr. Wilkins served as Senior Vice President and Chief Transformation/Innovation Officer for Atlantic Health System, an integrated healthcare delivery system. He also led commercial operations teams at Quest Diagnostics from 2012 to 2016 and before that held a variety of roles at Danaher – Beckman Coulter for approximately 28 years. Mr. Wilkins also currently serves on the Board of Medliminal, a privately held company that identifies medical billing errors, and on the Board of Governors at Keck Graduate Institute’s School of Medicine. Mr. Wilkins earned a BS and an MBA degree from Argosy University.

Board Leadership Structure and Risk Oversight
The Board of Directors believes that separate individuals should hold the positions of Chair of the Board and Chief Executive Officer, and that the Chair should not be an employee of the Company. Kenneth F. Buechler, Ph.D. has served as Quidel’s Chair of the Board since 2015. Under our corporate governance principles, the Chair of the Board is responsible for coordinating Board activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management and the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders.
The Company takes a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level operating objectives, goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s operating objectives, goals, strategies and policies.
Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees call special meetings when necessary to address specific issues or take specific actions. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues often attend Board meetings to provide additional insight into items being discussed, including risk exposures.
The Board of Directors has delegated oversight for matters involving certain specific areas of risk exposure to its three standing committees. Each committee generally reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to matters and risks for which that committee provides oversight. The specific responsibilities of each of our Board committees are more fully described below under the captions “⁃⁃Audit Committee,” “⁃⁃Compensation Committee” and “⁃⁃Nominating and Corporate Governance Committee.”

Board of Directors Meetings, Committees of the Board and Related Matters
The Board of Directors currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board held 36 meetings, excluding committee meetings, during the year ended December 31, 2020. All current directors and nominees attended at least 75% of all meetings of the Board and its committees, if any, upon which the directors served during the year ended December 31, 2020. Information about our directors and our Board committees in 2020 follows.

Director Name	Committee
	Audit	Compensation	Nominating and Corporate Governance
Douglas C. Bryant
Kenneth F. Buechler, Ph.D.		✓	✓
Edward L. Michael		Chair
Kathy P. Ordoñez		✓
Mary Lake Polan, M.D., Ph.D., M.P.H.		✓
Ann D. Rhoads(1)
Jack W. Schuler(2)			✓
Charles P. Slacik	Chair		✓
Matthew W. Strobeck, Ph.D.	✓
Kenneth J. Widder, M.D.	✓		Chair
Joseph D. Wilkins Jr.(3)

Number of Committee Meetings Held in 2020:	7	6	2
✓ = Committee Member Chair = Committee Chair
(1)Ms. Rhoads joined the Board of Directors on August 24, 2020.
(2)Mr. Schuler retired from the Board of Directors on June 10, 2020.
(3)Mr. Wilkins joined the Board of Directors on February 26, 2021.
Director Independence
Our Board of Directors has determined that each of our directors, with the exception of Mr. Bryant, is independent within the meaning of the Nasdaq Marketplace Rules as adopted by The Nasdaq Stock Market LLC (“Nasdaq”), as well as by enhanced independence standards contained in Nasdaq’s rules that relate specifically to audit and compensation committees. Mr. Bryant who serves as our President and Chief Executive Officer is not considered to be independent because of his employment with us.
Qualifications and Characteristics for Directors
Members of our Board of Directors should possess the highest personal and professional ethics, integrity, judgment and values, and be committed to representing the long-term interests of our stockholders. As described in our Corporate Governance Guidelines, our Board of Directors is particularly interested in maintaining a mix that includes the following attributes:
•History of superior performance or accomplishments in professional undertakings;
•Highest personal and professional ethics and values and sound principles of corporate governance in today’s business environment;
•Depth of understanding of the Company’s industry, including relevant technology, leadership and objectivity and a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company;
•Diversity of background and personal experience;
•Fit of abilities and personality with those of current and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of our business; and
•Independence and an absence of conflicting time commitments.
We believe our Board members represent a desirable mix of backgrounds, skills and experiences, and they all share the personal attributes of effective directors, which are described above. With respect to director gender and diversity, among our director nominees, three directors identified themselves as female, nine directors identified themselves as White and one director identified himself as Black. Below are some of the specific experiences and skills of our current directors that led to the Board’s conclusion to nominate them for election:
Douglas C. Bryant. Mr. Bryant is our President and Chief Executive Officer. Mr. Bryant has a background of strong executive experience in the diagnostics industry in the U.S. and internationally. He brings over 30 years of industry experience in sales and marketing, product development, manufacturing and service and support in the diagnostics and life sciences markets. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of our Board.
Kenneth F. Buechler, Ph.D. Dr. Buechler has extensive experience in the field of diagnostics as a scientist and through his founding of Biosite Inc. He also has extensive executive leadership and governance experience through his service on the boards of other companies.
Edward L. Michael. Mr. Michael has substantial experience in the diagnostics industry and technology utilized by the Company through his executive leadership positions at Abbott Laboratories.
Kathy P. Ordoñez. Ms. Ordoñez has more than 30 years of experience in the life sciences and diagnostics industry through her leadership and commercial positions at companies such as Pacific Biosciences, Inc., Quest Diagnostics Inc., RainDance Technologies Inc., Celera Corporation, and Hoffmann-La Roche.
Mary Lake Polan, M.D., Ph.D., M.P.H. Dr. Polan is a prominent medical clinician, researcher and academician. She has extensive experience in the area of women’s health, which is an important area for us. As a medical doctor, Dr. Polan brings an important practicing physician perspective in evaluating and overseeing the Company’s performance and strategic direction.
Ann D. Rhoads. Ms. Rhoads has a strong financial background as a former chief financial officer of Forty Seven, Inc., Zogenix, Inc. and Premier, Inc. She also has extensive executive leadership and governance experience through her service on the boards of other companies.
Charles P. Slacik. Mr. Slacik has a strong financial background as an executive. He is an audit committee financial expert as a result of his prior professional experience as a Certified Public Accountant, experience as a chief financial officer of a large medical device company and as a former member and chair of an audit committee of another U.S. public company.
Matthew W. Strobeck, Ph.D. Dr. Strobeck has a strong scientific background and experience investing in and working with healthcare and life sciences companies. Dr. Strobeck currently serves on the boards of various diagnostic and medical device companies.
Kenneth J. Widder, M.D. Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder also has a strong background related to investments in emerging healthcare companies and serves on the boards of several other companies. As a medical doctor, trained in pathology, Dr. Widder provides valuable insight from the perspective of both an executive and that of a physician.
Joseph D. Wilkins Jr. Mr. Wilkins has more than 30 years of experience in the diagnostics and healthcare industry, including roles at an integrated healthcare delivery system and diagnostics companies, as an investor in venture capital and as a member of the Board of governors of Keck Graduate Institute’s School of Medicine. Mr. Wilkins is also a founding Board Director at Black Directors Health Equity Agenda (BDHEA), a Six Sigma Certified practitioner and holds corporate governance certifications from both UCI and USC.
Audit Committee
The Audit Committee is responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements. In addition, the Audit Committee assists the Board of Directors in its oversight of our compliance with legal and regulatory requirements. Under the Audit Committee’s written charter, the specific duties of the Audit Committee include, among others: monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; and providing an avenue of communication among our independent registered public accounting firm, our management and our Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to all of our employees and to our independent registered public accounting firm. The Audit Committee also has the ability to retain, at our expense and without further approval of the Board of Directors, legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

The Audit Committee has been established in accordance with applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules and regulations. Our Board of Directors has also determined that Mr. Slacik qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. Information about Mr. Slacik’s past business and educational experience is included below under the caption “⁃⁃Qualifications and Characteristics for Directors” and above under the caption “⁃⁃Biographical Information.”
Report of the Audit Committee of the Board of Directors
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the responsibility for preparing the consolidated financial statements and for the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.
The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Accounting Standard No. 1301 (Communications with Audit Committees), as may be modified or supplemented. The Audit Committee has met with the independent registered public accounting firm to discuss the overall scope and plans for the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our accounting and financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the firm’s judgments as to the substance and clarity, not just the acceptability, of our accounting principles and financial statement disclosures. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the independent registered public accounting firm’s independence.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of our internal control over financial reporting.
The Audit Committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Audit Committee
Charles P. Slacik (Chair)
Matthew W. Strobeck, Ph.D.
Kenneth J. Widder, M.D.
This Report of the Audit Committee of the Board of Directors does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates this report.
Independent Registered Public Accounting Firm
Our Audit Committee retained Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2020. Set forth below are the aggregate fees incurred by the Company for audit and other professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2020 and 2019.

	Fiscal Years Ended December 31,
	2020	2019
Audit fees(1)	$1,654,726	$1,645,665
Audit-related fees(2)	403,000	—
Tax fees(3)	59,470	22,870
All other fees	—	—
Total fees	$2,117,196	$1,668,535
(1)Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, review of quarterly consolidated financial statements, audit of compliance under Section 404 of the Sarbanes-Oxley Act of 2002, accounting consultations, assistance with and review of documents filed with the SEC and services provided in connection with statutory and regulatory filings.
(2)For fiscal year 2020, audit-related fees consisted of non-recurring due diligence related to mergers and acquisitions.
(3)For fiscal years 2020 and 2019, tax fees primarily included tax compliance, tax advice and tax planning fees.
Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services
The Audit Committee has the responsibility for appointing, compensating, retaining and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service, and whether the service could enhance our ability to manage or control risk or improve audit quality.
All of the audit, audit-related, tax and all other fees provided by Ernst & Young LLP in fiscal years 2020 and 2019 (and as described in the footnotes to the table above) were approved in advance by the Audit Committee.
Review and Approval of Related Party Transactions
Our Audit Committee reviews all relationships, transactions and arrangements in which the Company and any director, nominee for director, officer and greater than 5% beneficial holder of Company stock or any immediate family member of any of the foregoing are participants (“Interested Transactions”) to determine whether such persons have a direct or indirect material interest and whether to approve, disapprove or ratify an Interested Transaction. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. Our legal and finance departments assist in monitoring Interested Transactions and our Audit Committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar terms and conditions and the extent of the related person’s interest in the Interested Transaction. In addition, our written policy provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.
Related Party Transactions
No director, executive officer, nominee for election as a director or any beneficial holder of more than 5% of our outstanding capital stock had any material interest, direct or indirect, in any reportable transaction with us during the 2020 fiscal year or since the commencement of the current fiscal year, or any reportable business relationship with us during such time.
Compensation Committee
The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities regarding the compensation of our employees and directors. Under the Compensation Committee’s written charter, the specific duties of the Compensation Committee include, among other matters: reviewing and approving (or recommending to the Board of Directors for approval) corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; determining (or recommending to the Board of Directors for determination) the compensation levels of our executive officers based on such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to our Board of Directors regarding our overall compensation structure, policies and programs and human capital management matters. The Compensation Committee also has the ability to retain, at our expense and without further approval of the Board of Directors, compensation consultants and advisors that it deems necessary in the performance of its duties.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed the “Compensation Discussion and Analysis” in this proxy statement, and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. This report is provided by the following independent directors, who comprise the Compensation Committee:
Compensation Committee
Edward L. Michael (Chair)
Kenneth F. Buechler, Ph.D.
Kathy P. Ordoñez
Mary Lake Polan, M.D., Ph.D., M.P.H.
This Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.
Compensation Committee Interlocks and Insider Participation
Mr. Michael, Dr. Buechler, Ms. Ordoñez, and Dr. Polan are not current or former officers or employees of ours, and none has engaged in any transaction that would be required to be disclosed in this Proxy Statement by Item 404 of Regulation S-K. There is no relationship that requires disclosure as a compensation committee interlock for purposes of Item 407(e)(4) of Regulation S-K.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors in identifying qualified individuals to become Board members; recommending the composition of the Board of Directors and its committees; monitoring and assessing the effectiveness of the Board of Directors and its committees; and performing a leadership role in shaping and monitoring our corporate governance, environmental and sustainability policies. Under the Nominating and Corporate Governance Committee’s written charter, the specific duties of the Nominating and Corporate Governance Committee include, among other matters: identifying, reviewing and recruiting candidates for the Board of Directors for election to the Board; reviewing the qualifications of director candidates recommended by our stockholders; monitoring the independence of current directors and nominees; recommending to the Board of Directors candidates for election or re-election to the Board at each annual meeting of stockholders; overseeing the periodic evaluation of the Board, its committees and each of our incumbent directors; reviewing Board succession planning; and overseeing our Corporate Governance Guidelines and Code of Business Conduct and Ethics, sustainability strategy, initiatives and policies (including oversight of environmental management, climate risk, human rights, diversity and inclusion, stakeholder engagement, and business ethics programs).
Meetings of Non-management Directors
The non-management members of the Board of Directors regularly meet without any members of management present during regularly scheduled and periodic executive sessions of meetings of the Board of Directors as well as in committee meetings.
Director Nominations
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms, stockholders or other persons.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee will evaluate the prospective nominee in the context of the then-current composition of the Board of Directors and will consider a variety of other factors, including the prospective nominee’s business, technology, medical, scientific, industry, finance and financial reporting experience and other attributes that would be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to identify nominees who possess a wide range of experience, skills, and areas of expertise, knowledge and business judgment. Nominees must have the attributes described above under the caption “⁃⁃Qualifications and Characteristics for Directors.”
Our Nominating and Corporate Governance Committee will consider stockholder recommendations for directors. A stockholder may propose a person for consideration by the committee by submitting the individual’s name and qualifications to our Corporate Secretary, Quidel Corporation, 9975 Summers Ridge Rd., San Diego, California 92121. The Nominating and Corporate Governance Committee will consider each stockholder-recommended candidate in the same manner and under the same criteria used to evaluate all other candidates. As described in our Corporate Governance Guidelines, in evaluating the suitability of individuals to serve as members of our Board of Directors, the Board of Directors and Nominating and Corporate Governance Committee consider a number of factors, including: experience at a policy-making level; strategic thinking; depth of understanding of the Company’s industry, including relevant technology, leadership and objectivity; and a general understanding of marketing, financing and other disciplines relevant to the success of a publicly-traded company and sound principles of corporate governance in today’s business environment. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual in the context of Board functions as a whole and in light of the then-current needs of the Board at that point in time, with the objective of providing independent, diversified and effective representation of the interests of our stockholders.
In addition, stockholders who wish to nominate candidates for election to the Board of Directors at any annual meeting must follow the procedures set forth in our bylaws, including providing timely written notice, in proper form, of the intent to make such a nomination. To be timely, the notice must be received within the time frame discussed below in this Proxy Statement under the caption “Meeting and Other Information — Stockholder Proposals and Director Nominations.” To be in proper form, the notice must, among other matters, include the information specified in our bylaws.
Communications with the Board of Directors
Our stockholders may communicate with our Board of Directors, a committee of our Board of Directors or an individual director by sending a letter addressed to the Board, a committee or a director c/o Corporate Secretary, Quidel Corporation, 9975 Summers Ridge Rd., San Diego, California 92121. All communications will be compiled by our Corporate Secretary and forwarded to the Board of Directors, the committee or the director accordingly.
Director Attendance at Annual Meetings
Our Board of Directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. All of our continuing directors attended the 2020 annual meeting of stockholders.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all our officers, directors and employees. If we grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officers (or persons performing similar functions), we will disclose the nature of such amendment or waiver on our website at www.quidel.com or in a report on Form 8-K in accordance with applicable rules and regulations.
Access to Corporate Governance Documentation and Other Information Available on Our Website
Our Code of Business Conduct and Ethics, the current charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Corporate Governance Guidelines are accessible via our website at www.quidel.com through the “Investor Relations” link under the heading “Governance.”

Sustainability, Environmental and Social
We are committed to acting responsibly, sustainably, and making a meaningful impact on the environment and on society. Our goal is to ensure all corporate actions are aligned with a long-term approach to best practices and emerging norms in the areas of environmental consciousness, social responsibility, ethics, diversity and inclusion and corporate governance, and supply chain ecosystem responsibility, while providing value to our stockholders consistent with our business objectives. Some of our key environmental and societal priorities include:
Environmental Sustainability:
•We are committed to protecting the natural environment and our community by complying with all applicable legal and regulatory requirements.
•We engage our employees to accomplish this by conserving energy; reducing consumption of natural resources; managing waste properly and encouraging reuse or recycling.
•We have implemented a number of initiatives designed to reduce energy consumption in our manufacturing and administrative facilities.
Care for People:
•Access to healthcare for all is a mission of Quidel, and we are committed to democratizing access to accurate, affordable, and where necessary, frequent testing across America and beyond.
•We believe in upholding the principle of human rights, worker safety and observing fair labor practices within our organization.
•We are committed to ensuring proper working conditions exist for the safety of our employees, such as continuously improving our worker safety and health policies and systems, and providing appropriate training, reporting and controls.
•We are committed to participating in and enhancing the communities we operate in and supporting diversity.
Product Quality and Safety:
•We are committed to the highest product quality and safety standards.
•We have adopted a comprehensive quality management system, ISO 13485 to ensure the safety, efficacy, and customer satisfaction levels of our devices. This quality standard is the highest in the industry and more comprehensive than the more well-known ISO 9001 standards.
Ethics & Corporate Responsibility:
•We are committed to ensuring ethical organizational governance, promoting business ethics and integrity, and embracing diversity and inclusion in the board room and throughout the organization.
•We believe in continuing to strengthen, refine and enhance our ethics and compliance efforts with the goal of fostering an environment where all stakeholders, including employees, customers and suppliers, can express and have their concerns heard and considered.
•This year, we also strengthened Quidel’s Code of Conduct to enhance guidelines on lobbying, government relations and political contributions as well as human trafficking and supplier transactions
Supply Chain Responsibility:
•We have adopted a Conflict Minerals Compliance Program. Our due diligence processes and efforts have been designed to conform with the five-step framework recommended by the Second Edition of The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”). Our compliance program includes the following attributes: establishment of strong management systems; identifying and assessing risks in the supply chain; designing and implementing a strategy to respond to identified risks and supporting supply chain compliance.
•We are committed to ensuring the standards of our suppliers are well aligned with Quidel’s. We have a documented supplier management process including guidelines on supplier selection and supplier controls and management.

These activities are overseen by our Board of Directors. This year, we expanded the Compensation Committee of the Board’s charter to include oversight of human capital management and the Nominating and Governance Committee of the Board’s charter to include oversight of environmental and social matters.

DIRECTOR COMPENSATION
The current compensation and benefit program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align directors’ interests with the long-term interests of our other stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The table below relating to non-employee directors’ compensation includes the following compensation elements:
Annual Cash Retainers
The Chair of the Board of Directors currently receives an annual cash retainer of $92,400. Each of the other non-employee directors receives an annual cash retainer of $50,000.
The Chair of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $20,000, $15,000 and $10,000, respectively.
Non-Employee Director Deferred Compensation Program
In December 2010, the Board of Directors adopted a non-employee director deferred compensation program that began in 2011. Participating directors may elect on a yearly basis (for the yearly period between the Company’s annual meetings of stockholders) to receive 50% or 100% of the cash value of the director’s (i) annual retainer fee and (ii) compensation for services as a chair of any of the Board’s standing committees (collectively, the “Covered Fees”) in the form of fully vested, restricted stock units (“RSUs”) plus an additional premium on such percentage of the Covered Fees, also in the form of additional RSUs, which are subject to a one-year vesting requirement (the “Director Premium RSUs”). The additional premium applicable to the Director Premium RSUs shall be determined based on the length of time of the deferral period (between the date of grant and the date the shares of common stock underlying the RSUs are selected to be issued) selected by the participating director as follows: (i) if one (1) year from the date of grant, a premium of 10% on the amount of the Covered Fees deferred; (ii) if two (2) years from the date of grant, a premium of 20% on the amount of the Covered Fees deferred; or (iii) if four (4) years from the date of grant, a premium of 30% on the amount of the Covered Fees deferred. The RSUs are currently granted under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) (or applicable successor plan) as of the date of the applicable annual meeting of stockholders, and the number of shares awarded as RSUs is calculated based on the closing price of the Company’s shares on the date of the applicable annual meeting.
The table below illustrates the amount deferred, deferral period and amount of Covered Fees RSUs and Director Premium RSUs granted to each non-employee director for 2020:

Name	Amount Deferred	Deferral Period	Covered Fees RSUs (#)	Premium RSUs (#)
Kenneth F. Buechler, Ph.D.	100%	4 years	506	151
Edward L. Michael	100%	4 years	356	106
Kathy P. Ordoñez	100%	2 years	273	54
Mary Lake Polan, M.D., Ph.D., M.P.H.	100%	4 years	273	82
Ann D. Rhoads	—%	N/A	N/A	N/A
Jack W. Schuler(1)	100%	4 years	273	82
Charles P. Slacik	50%	1 year	191	19
Matthew W. Strobeck, Ph.D.	—%	N/A	N/A	—
Kenneth J. Widder, M.D.	100%	4 years	328	98
(1)Mr. Schuler resigned from the Board on June 10, 2020. Upon his retirement from the Board, Mr. Schuler’s Covered Fees RSUs released and his Director Premium RSUs not vested were cancelled.
Periodic Equity Awards
The Board of Directors periodically assesses potential equity awards to non-employee directors. The Board of Directors suspended the automatic grants program in May 2004 on an indefinite basis.
On May 14, 2020, the Board of Directors approved RSU grants with a total valuation of $190,000 for the Chairman of the Board and $190,000 for the remaining non-employee directors. Accordingly, grants of 1,040 RSUs (with a fair value based on the closing price of our common stock per RSU on the date of grant) were made to the Chair of the Board and each of the Company’s non-employee directors. The RSUs vest upon the one-year anniversary of the grant date.

Ms. Rhoads was appointed to the Company’s Board of Directors in August 2020. As part of Ms. Rhoads’s appointment to the Board, the Board of Directors approved a RSU grant with a total valuation of approximately $142,500. Accordingly, a grant was made to Ms. Rhoads’s of 624 RSUs (with a fair value based on the closing price of our common stock per RSU on the date of grant), which vests on May 12, 2021.
Mr. Wilkins Jr. was appointed to the Company’s Board of Directors in February 2021. As part of Mr. Wilkins Jr’s appointment to the Board, the Board of Directors approved a RSU grant with a total valuation of approximately $47,500. Accordingly, a grant was made to Mr. Wilkins Jr’s of 289 RSUs (with a fair value based on the closing price of our common stock per RSU on the date of grant), which vests on May 12, 2021.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kenneth F. Buechler, Ph.D.	92,400	217,381	309,781
Edward L. Michael	65,000	209,168	274,168
Kathy P. Ordoñez	50,000	199,677	249,677
Mary Lake Polan, M.D., Ph.D., M.P.H.	50,000	204,787	254,787
Ann D. Rhoads	37,500	142,403	179,903
Jack W. Schuler (3)	50,000	—	50,000
Charles P. Slacik	70,000	193,289	263,289
Matthew W. Strobeck, Ph.D.	50,000	189,821	239,821
Kenneth J. Widder, M.D.	60,000	207,708	267,708

(1)This column reports the amount of Covered Fees, including cash payments and Covered Fees deferred in return for RSUs (Covered Fees RSUs).
(2)This column represents the grant date fair value with respect to the RSUs and Director Premium RSUs granted in 2020. For additional information on the valuation assumptions with respect to the 2020 Director grants of RSUs, see “⁃⁃Periodic Equity Awards” above and Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. At December 31, 2020, the aggregate number of restricted stock awards, including RSUs and Premium RSUs, held by each Director was: Dr. Buechler 12,219; Mr. Michael 2,980; Ms. Ordoñez 1,367; Dr. Polan 10,047; Ms. Rhoads 624; Mr. Slacik 1,984; Dr. Strobeck 2,177; and Dr. Widder 4,435. At December 31, 2020, the aggregate number of option awards held by each Director was: Dr. Buechler 48,820; Mr. Slacik 12,086; Dr. Strobeck 259; and Dr. Widder 22,440.
(3)Mr. Schuler retired from the Board of Directors on June 10, 2020. Upon his departure, Mr. Schuler received the full amount of his fees earned.
2021 Director Compensation
Consistent with the Compensation Committee’s annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our non-employee directors. In connection with its review of our director compensation program, the Compensation Committee engaged Compensia as its independent compensation consultant and considered Compensia’s advice and publicly available director compensation data from the companies in our peer group, as well as other information. Upon the conclusion of this process, the Compensation Committee determined, and recommended to our Board of Directors, that there would be no change to the director compensation from the previous year. The compensation paid to our directors was approved by our Board and is to take effect as of the Company’s 2021 Annual Meeting of Stockholders.
Director Stock Ownership Guidelines
    We believe that each director should have a meaningful equity investment in our Company. Our director stock ownership guidelines were recently revised in November 2020 to increase the ownership threshold for director ownership of Common Stock to five times the total annual base compensation for non-employee directors. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board of Directors. All directors meet these ownership guidelines or are in compliance with the guidelines by retaining equity awards until compliance is reached.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2020, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers.”
Executive Summary
We had a historic year of unprecedented growth in 2020 as we responded to the COVID-19 crisis by bringing critical new products to market to detect COVID-19 infections while continuing to deliver existing products to customers around the world. Among the many outstanding performance achievements during 2020 were:
•Total revenue increased 211% to $1,661.7 million, from $534.9 million in 2019;
•Development of and FDA Emergency Use Authorization for six new tests for COVID-19, resulting in sales of $1,164.4 million during the year;
•Operating income of $1,060.3 million, an increase of 1044% versus 2019;
•Approximately 23,000 new Sofia placements; and
•Elimination of outstanding debt.
We believe that the compensation to our Named Executive Officers, including certain special compensation awards granted during 2020 in recognition of outstanding performance during the year, aligned well with both our performance in 2020 and the objectives of our executive compensation policies.
Overview and Philosophy
Despite the unprecedented growth and transformational changes to the Company in 2020 the core objectives of our compensation program continued to be to (1) support our mission, values and corporate strategies by adopting a “pay for performance” philosophy that provides incentives to our executive officers and employees for support of these core principles; (2) align the interests of management with those of our stockholders; and (3) attract, retain and motivate high quality executives. Towards these objectives, our compensation program is designed with the following principles:
•Provide an opportunity for the Company to communicate to our executive officers and employees our performance expectations and priorities directly through the selection of performance measures on which compensation is based, and calibrate payouts with achievement of those performance measures;
•Align pay such that management shares in value created from their efforts, and the Company’s compensation expense is correlated to its profitability and stockholder returns;
•Balance rewards appropriately between efforts and results;
•Offer a competitive total compensation opportunity; and
•Have a significant portion of total compensation paid to our executive officers in equity and dependent upon the achievement of performance goals of the Company.
Our compensation program focuses on both short and long-term results and is composed of three key elements: (1) base salaries, which reflect individual positions and responsibilities; (2) annual cash incentive opportunities, which are a function of the performance of the Company; and (3) longer-term stock-based incentive opportunities under our equity incentive plans, generally in the form of stock options or RSU grants, which link the interests of senior management with our other stockholders. Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives. During 2020, we augmented these key compensation elements with special compensation awards made to key employees in recognition of their outstanding leadership and performance at a transformational time for the Company. In 2021, we will continue to make special compensation awards, as appropriate, to recognize outstanding performance during a period of unprecedented growth, challenges, opportunities and change.
When setting compensation for 2021 and in determining compensation policies, the Compensation Committee continued its engagement of Compensia, Inc. (“Compensia”) to advise on the Company’s executive compensation programs and took into account the results of the stockholder advisory vote on executive compensation that took place at the 2020 Annual Meeting of Stockholders. In that vote, which was advisory and not binding, our stockholders approved the compensation of our Named Executive Officers as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders with 86.5% of votes cast in favor of the compensation of our Named Executive Officers. The Compensation Committee considered the advice of Compensia and continued to apply the same general compensation principles and philosophy, while making some adjustments to the Company’s compensation programs, including adopting a new clawback policy and enhancing director and executive equity ownership guidelines. We currently hold annual advisory votes on executive compensation.
Administration
The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs and approves (or recommends to the Board of Directors for approval) salaries of all executive officers, including those of the senior executive officers named in the Summary Compensation Table. The Compensation Committee is responsible for reporting to the Board of Directors and administering all other elements of executive compensation, including annual cash incentive and equity awards.
Compensation Plan Design and Key Elements Used to Achieve Compensation Objectives
The cash components of salary and annual incentive bonus are targeted to be moderate, yet competitive in relation to salaries and annual incentive bonuses paid to officers in similar positions in comparable companies.
Our 2020 long-term equity incentive programs for our CEO included incentive stock-based awards in the form of non-qualified stock options, time-based RSUs and performance-based RSUs and for other Named Executive Officers included incentive stock-based awards in the form of both non-qualified stock options and time-based RSUs. The vesting for both the non-qualified stock option awards and the time-based restricted stock units is over a four-year period with 25% vesting on the first-year anniversary of the grant date and the remainder vesting 25% annually thereafter. Mr. Steward and Dr. Kroll received awards pursuant to the specific terms of their individual retirement program, consisting of 100% time-based RSUs that vest over three years with one-third vesting annually. The vesting for the performance-based RSUs for Mr. Bryant are over a five-year time period and are tied to the achievement of net revenue growth targets over any three consecutive fiscal year period starting with the three year period ending in 2022.
Our 2021 long-term equity incentive programs for our CEO included incentive stock-based awards in the form of non-qualified stock options, time-based RSUs and performance-based RSUs and for other Named Executive Officers included incentive stock-based awards in the form of both non-qualified stock options and time-based RSUs. The vesting for both the non-qualified stock option awards and the time-based restricted stock units is over a four-year period with 25% vesting on the first-year anniversary of the grant date and the remainder vesting 25% annually thereafter. Mr. Steward and Dr. Kroll received awards under different terms pursuant to the terms of their individual retirement program, and instead received 100% time-based RSUs that vest over three years with one-third vesting annually. The vesting for the performance-based RSUs for Mr. Bryant are over a five-year time period and are tied to the achievement of net revenue growth targets over any three consecutive fiscal year period starting with the three year period ending in 2023.
The Compensation Committee engaged Compensia to conduct a review of the competitiveness of the Company’s executive compensation programs in 2020 in connection with determining the Company’s 2021 executive compensation programs. Our executive compensation program design builds on the analysis and direction of Compensia, taking into account data from the annual Radford Global Life Sciences Survey (the “Radford Survey”) and incorporates review of comparative groups of publicly-traded companies with similar revenue and employee population profiles. The Radford Survey provides data from participating companies with respect to their compensation practices in numerous areas and with respect to various positions, including senior management positions. In late 2020, given the transformational growth of the Company during the year, the Compensation Committee requested that Compensia reassess the public company peer group used for compensation comparisons in 2020 and 2021. Based on this reassessment by Compensia, a number of changes were made to the 2020 peer group and for 2021 the following group of companies was used for compensation comparisons:
2020 Peer Group:

Bio-Techne Corporation	Luminex Corporation
BioTelemetry, Inc.	Merit Medical Systems, Inc.
CryoLife, Inc.	Natus Medical Incorporated
DexCom, Inc.	Neogen Corporation
Emergent BioSolutions Inc.	NeoGenomics, Inc.
Exact Sciences Corporation	Nevro Corp.
Globus Medical, Inc.	OraSure Technologies, Inc.
Insulet Corporation	Orthofix International N.V.
Intrexon Corporation	Penumbra, Inc.
Ironwood Pharmaceuticals, Inc.
2021 Peer Group:

Align Technology, Inc.	Integra LifeSciencies Holdings Corporation
CONMED Corporation	Masimo Corporation
Emergent BioSolutions, Inc.	Merit Medical Systems, Inc.
Envista Holdings Corporation	NuVasive, Inc.
EXACT Sciences Corporation	ResMed, Inc.
Haemonetics Corporation	Teleflex, Inc.
Hill-Rom Holdings, Inc.	Cooper Companies, Inc.
Hologic, Inc.	Varian Medical Systems, Inc.
ICU Medical, Inc.	Waters Corporation
IDEXX Laboratories, Inc.	West Pharmaceutical Services, Inc.
Insulet Corporation
Our Compensation Committee utilizes management (and from time to time independent compensation consultants, such as Compensia in 2018, 2019 and 2020) to gather market data and provide analyses of our peers’ compensation programs. The Compensation Committee does not have a philosophy of setting compensation based on specific formulaic benchmarking comparisons, but it does take into account the guidance of compensation consultants and reviews peer group data and the Radford Survey data in setting moderate, yet competitive compensation.
Since 2017, our Compensation Committee has continued to more evenly allocate the equity incentive awards between stock options and RSUs, with 50% of the number of shares awarded provided in the form of non-qualified stock options and 50% of the number of equity incentive shares awarded in the form of RSUs, with the exception of certain individual retirement programs as the Compensation Committee deemed appropriate. In addition, our Compensation Committee determined it would be in the interest of stockholders to eliminate performance-based RSUs for everyone other than the CEO in 2020 and 2021 to better align with peer group practices.
Base Salary
Base salaries are reviewed annually and are targeted to be moderate, yet competitive in relation to salaries paid to officers in similar positions in comparable companies. With the exception of the Chief Executive Officer, whose performance is reviewed directly by the Board of Directors, performance of all other executive officers is reviewed through regular conversations on goals and achievement with the Chief Executive Officer in consultation with the Compensation Committee (and/or the Board of Directors).
In 2020, in connection with the setting of the base salaries of our executive officers, the Compensation Committee considered peer group analysis and also examined survey data for executives with similar responsibilities in comparable companies in the medical device/diagnostics and biotechnology industries, using analysis performed by Compensia and referring to a custom report prepared by Compensia from data contained in the 2020 Radford Survey based on companies with a similar number of employees compared to our company. The base salaries of each of our executive officers were set taking into account comparable data for salaries relevant for their positions, and then modified to further take into account our executive officers’ experience and skills.
Annual Cash Incentive Awards
Our annual cash incentive program provides the potential for receipt of competitive levels of annual incentive cash compensation and is designed to reward senior management for their contributions to annual corporate objectives. Under our annual cash incentive program, each participating officer is entitled to receive a cash bonus based on achievement of certain corporate goals in the particular fiscal year. Goals and payouts are calibrated to strike the appropriate balance between being reasonably achievable, and thereby motivating executives, while targeting improved performance. The balance is intended to result in the Company receiving an appropriate return on its annual incentive investment. The corporate performance goals are selected to require sustained performance and results from senior management. Each eligible executive’s potential annual award under the annual cash incentive program is expressed as a percentage of base salary as of the end of the fiscal year.
In February 2020, the Compensation Committee approved the 2020 Executive Incentive Compensation Plan (the “2020 Cash Incentive Plan”). For 2020, the Compensation Committee determined it was appropriate to streamline the incentive targets to a limited set of key components. Similar to prior plans, the 2020 Cash Incentive Plan was designed to encourage improved performance in objectives not related to the intensity of the influenza season and by doing so was designed to improve long-term performance and results for the Company and its stockholders.
The target bonus for the 2020 Cash Incentive Plan was 100% of annual base salary for our Chief Executive Officer and 75% of annual base salary for other executive officers. The 2020 Cash Incentive Plan provides for a maximum bonus of 140% of annual base salary for our Chief Executive Officer and 105% of annual base salary for our other executive officers.
The 2020 Cash Incentive Plan consisted of the following two components: (1) revenue performance; and (2) EBITDA targets. Each component of the 2020 Cash Incentive Plan includes targets at minimum, plan/target and maximum payout. The minimum targets serve as the threshold level of performance upon which the incentive pool would begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payouts are calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity. The minimum target must be met in order for a portion of the bonus to be paid relative to any one of the two components and each component is measured separately. The Compensation Committee may adjust the targets to take into account acquisitions and divestitures (so that management is not rewarded or penalized for factors outside management’s control) and retains the right to exercise discretion in modifying amounts awarded to take into account significant events that were not contemplated under the plan.
The following table represents the threshold, target and maximum bonus for each of the Company’s Named Executive Officers as a percent of such employee’s annual base salary for the 2020 Cash Incentive Plan:

Executive Officer	Threshold	Plan/Target	Maximum
Douglas C. Bryant	50.0%	100%	140%
President and CEO
Randall J. Steward	37.5%	75%	105%
Chief Financial Officer
Robert J. Bujarski	37.5%	75%	105%
Chief Operating Officer
Werner Kroll, Ph.D.	37.5%	75%	105%
SVP, Research and Development
Ratan S. Borkar	37.5%	75%	105%
SVP, International Commercial Operations
Bonus payouts to our executive officers for 2020 were based 60% on achievement of revenue performance; and 40% on EBITDA goals.
On January 11, 2021, the Compensation Committee approved payouts, effective January 11, 2021, to executive officers for achievement of financial goals under the 2020 Cash Incentive Plan of 140% of target for the CEO and 105% for the other named executive officers. These payout amounts were based on achievement of (i) revenue performance and EBITDA performance at the maximum level. The bonuses earned by Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar were $1,190,000, $509,250, $540,750, $428,063 and $399,395, respectively.

In February 2021, the Compensation Committee approved the 2021 Executive Incentive Compensation Plan, subject to future refinement of performance targets based on management’s updates to 2021 financial forecasts approved in March 2021 (the “2021 Cash Incentive Plan”). Similar to the 2020 Cash Incentive Plan, the 2021 Cash Incentive Plan was designed to encourage improved performance in objectives not related to the intensity of the respiratory season and by doing so, was designed to improve long-term performance and results for the Company and its stockholders. The 2021 Cash Incentive Plan consists of the following two components: (1) revenue performance; and (2) EBITDA. Each component of the 2021 Cash Incentive Plan includes targets at minimum, plan/target and maximum payout. The features and calculation principles for the 2021 Cash Incentive Plan are substantially similar to the features and calculation principles as described above for the 2020 Cash Incentive Plan and include additional discretion to minimize the impact of the variability in severity of the respiratory infectious season, to include influenza and COVID-19 (so that management is not rewarded or penalized for factors outside management’s control).
The following table represents the threshold, target and maximum bonus for each of the Company’s Named Executive Officers as a percent of such employee’s annual base salary for the 2021 Cash Incentive Plan:

Executive Officer	Threshold	Target	Maximum
Douglas C. Bryant	50.0%	100%	140%
President and CEO
Randall J. Steward	37.5%	75%	105%
Chief Financial Officer
Robert J. Bujarski	37.5%	75%	105%
Chief Operating Officer
Werner Kroll, Ph.D.	37.5%	75%	105%
SVP, Research and Development
Ratan S. Borkar	37.5%	75%	105%
SVP, International Commercial Operations
Bonus payouts to our executive officers for the 2021 Cash Incentive Plan will be based 50% on achievement of revenue performance; and 50% on EBITDA goals.
Deferred Bonus Program
Each of the above officers are eligible to elect to participate in the Company’s Employee Deferred Bonus Compensation Program (the “Employee Deferred Program”) with respect to any payments received under the 2020 and 2021 Cash Incentive Plans and future cash incentive plans. Under the Employee Deferred Program, electing officers could elect to receive 50% or 100% of the cash value of his or her annual cash incentive bonus (the “Covered Bonus”) (payable (if applicable) per the terms and conditions of the 2020 and 2021 Cash Incentive Plans) in the form of fully vested RSUs (the “Converted RSUs”) plus an additional premium on such percentage of the Covered Bonus in the form of additional RSUs, which are subject to a one-year vesting requirement (the “Premium RSUs”). The additional premium applicable to the Premium RSUs will be determined based on the length of time of the deferral period (between the date of grant and the date the shares of common stock underlying the Converted RSUs are selected to be issued) selected by the participating employee as follows: (i) if one (1) year from the date of grant, a premium of 10% on the amount deferred of the Covered Bonus; (ii) if two (2) years from the date of grant, a premium of 20% on the amount deferred of the Covered Bonus; or (iii) if four (4) years from the date of grant, a premium of 30% on the amount deferred of the Covered Bonus.

Elections for the Employee Deferred Program for 2020 and 2021, which are irrevocable, were made by the following executive officers:

Executive Officer	2020		2021
	Amount Deferred	Deferral Period	Amount Deferred	Deferral Period
Douglas C. Bryant	-	-	50%	4 years
President and CEO
Randall J. Steward	-	-	50%	2 years
Chief Financial Officer
Robert J. Bujarski	50%	4 years	50%	4 years
Chief Operating Officer
Werner Kroll, Ph.D.	-	-	-	-
SVP, Research and Development
Ratan S. Borkar	100%	4 years	100%	4 years
SVP, International Commercial Operations
The Converted RSUs will be fully vested on the grant date. The Premium RSUs will be fully vested on the first anniversary of the grant date. Subject to the terms and conditions in the grant award agreement, the issuance of the shares of common stock underlying Converted RSUs will be issued as soon as administratively practicable after the earliest of: (1) the end of the deferral period selected by the participating employee, (2) the participating employee’s separation from service to the Company, and (3) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (a “Change in Control”). The shares of common stock underlying the Premium RSUs will have the same applicable issuance periods as outlined in the foregoing sentence for Converted RSUs with acceleration of the one-year vesting requirement in connection with a Change in Control, provided, however, that if a participating employee’s service is terminated for any reason (outside of a Change in Control) prior to the one-year vesting requirement, the Premium RSUs shall be forfeited and canceled as of the date of such termination of service.
Longer-Term Equity Incentive Awards
Longer-term equity-based incentive awards in the form of stock options and/or RSUs are intended to align the interests of management with those of the Company’s other stockholders and promote retention of our executives by using continued service, and in the case of certain awards, the achievement of specified performance levels, as a requirement to receive the value of the awards. The number of stock options and/or shares of RSUs granted is related to the individual’s level of responsibility and allows executives to share in the value they help create. Generally, the Compensation Committee does not consider an executive’s stock holdings or outstanding equity awards in determining the number of equity awards to be granted; however, the Compensation Committee does take into consideration the total number of outstanding shares of our common stock, the relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang in determining the number of equity awards to be granted. The Compensation Committee believes that the Company’s executive officers should be fairly compensated each year relative to market pay levels of the Company’s peer group. The Compensation Committee views longer-term equity incentives as a primary compensation means for retaining executives.
Our 2020 long-term equity incentive program for our CEO included incentive stock-based awards in the form of non-qualified stock options, time-based RSUs and performance-based RSUs and for our Named Executive Officers included incentive stock-based awards in the form of both non-qualified stock options and time-based RSUs. The vesting for the non-qualified stock option awards is over a four-year period with 25% vesting on the first anniversary of the grant date and the remainder vesting 25% annually thereafter. The stock options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Consistent with 2019, the Compensation Committee determined to weight the number of shares awarded for the long-term incentive award between stock options and RSUs, which the Compensation Committee believed was in alignment with peer group practices. In 2020, 50% of the equity incentive award shares were provided in the form of non-qualified stock options and 50% of the equity award shares were provided in the form of RSUs. For the CEO, the number of RSUs were divided equally between time-vested RSUs and performance-based RSUs. The vesting for the time-based RSUs is over a four-year period with 25% vesting on the first anniversary of the grant date and the remainder vesting 25% annually thereafter. The vesting for the performance-based RSUs granted to the CEO is over a five-year time period and is tied to the achievement of net revenue growth targets, as adjusted for the financial impact of merger, acquisition and divestiture activities. The amount of the awards were determined based on executive compensation analysis the review performed by Compensia which takes into account data from the Radford Survey and peer group compensation practices as discussed in Compensation Plan Design and Key Elements Used to Achieve Compensation Objectives above. The awards for

Mr. Steward and Dr. Kroll were comprised entirely of time-based RSUs that vest over three years with the first one-third vesting at the end of the first-anniversary of the grant date and the remainder vesting one-third annually on each of the following two anniversaries pursuant to the terms of each executive’s individual retirement program. See “Employment, Change in Control and Severance Agreements”.
In 2020, Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar were awarded non-qualified stock options, time-based RSUs, and performance-based RSUs, as follows:

Executive Officer	Dollar Value of Aggregate Award	Number of Options/Time Based Restricted Stock Units (RSUs)/performance-based restricted stock units (PSUs)
Douglas C. Bryant	$5,199,655	15,180 RSUs (1)
President and CEO		15,180 PSUs (1)
		30,358 Options (1)
		4,381 RSUs (2)
		10,593 Options (2)
Randall Steward	$1,499,904	16,848 RSUs (1)
Chief Financial Officer		876 RSUs (3)
Robert J. Bujarski	$1,099,828	6,641 RSUs (1)
Chief Operating Officer		6,641 Options (1)
		1,254 RSUs (4)
		2,935 Options (4)
Werner Kroll, Ph.D.	$1,649,909	12,804 RSUs (1)
SVP, Research and Development		2,944 RSUs (5)
Ratan S. Borkar	$699,962	6,641 RSUs (1)
SVP, International Commercial Operations		6,641 Options (1)

(1)Award granted in February 2020 as part of the Company’s 2020 long-term equity incentive program. Grants to Mr. Steward and Dr. Kroll were comprised entirely of time-based RSUs pursuant to their respective individual retirement programs. See “Employment, Change in Control and Severance Agreements”.
(2)Award valued at approximately $2,000,000 granted in August 2020 for the CEO’s efforts and contributions to the Company’s achievements in connection with the development, manufacturing and commercialization of SARS CoV-2 assays to help meet the COVID-19 pandemic testing needs.
(3)Award valued at approximately $200,000 granted in August 2020 for the NEO’s efforts and contributions to the Company’s achievements in connection with the funding through the National Institutes of Health (NIH) to enhance the Company’s manufacturing capacity for its Sofia SARS antigen point-of-care testing solution.
(4)Award valued at approximately $400,000 granted in September 2020 for the NEO’s promotion to Chief Operating Officer.
(5)Award valued at approximately $650,000 granted in July 2020 for the NEO’s efforts and contributions to the Company’s development of COVID-19 diagnostic products.
Our 2021 long-term equity incentive program for our Chief Executive Officer includes incentive stock-based awards in the form of non-qualified stock options, time-based RSUs and performance-based RSUs similar to the 2020 program.
Our 2021 long-term equity incentive program for other Named Executive Officers other than the Chief Executive Officer includes incentive stock-based awards in the form of non-qualified stock options and time-based RSUs. Similar to the 2020 long-term equity incentive program, the vesting periods for the non-qualified stock option awards and time-based RSUs vest over a four-year period with 25% vesting on the first anniversary of the grant date and the remainder vesting 25% annually thereafter. The awards for Mr. Steward and Dr. Kroll in 2021 are comprised entirely of time-based RSUs that vest over three years with the first one-third vesting at the end of the first-anniversary of the grant date and the remainder vesting one-third annually on each of the following two anniversaries pursuant to the terms of such executive’s individual retirement program. See “Employment, Change in Control and Severance Agreements”.

Equity Ownership Guidelines
To further align the interests of our directors and executives with those of our other stockholders, the Board of Directors has adopted share ownership guidelines and increased ownership requirements for our CEO and directors in 2020. Under these guidelines, each non-employee director, the Chief Executive Officer, each Senior Vice President and each Vice President is required to retain and hold 50% of the shares acquired under any equity incentive award granted on or after March 19, 2004 (after subtracting shares sold to pay for option exercise costs, and relevant federal and state taxes which are assumed to be at the highest marginal tax rates). The foregoing share retention rule applies unless such director or officer beneficially owns shares with a value at or in excess of the following share ownership guidelines:
•Chief Executive Officer — 6 times then-current annual base salary,
•Section 16 Officers — 2 times then-current annual base salary,
•Non-Section 16 Officer Senior Vice Presidents and Vice Presidents — 1 times then-current annual base salary, and
•Non-employee directors — 5 times then-current annual cash retainer.
The value of an individual’s shares for purposes of the share ownership guidelines is deemed to be the greater of the then-current fair market value of the stock, or the individual’s cost basis in the stock. Shares counted in calculating the share ownership guidelines include shares beneficially owned outright, whether from open market purchases, purchases through the Company’s Employee Stock Purchase Plan, shares retained after option exercises, and shares received pursuant to RSU awards once the awards covering such shares have vested. In addition, in the case of vested, unexercised, in-the-money stock options, the in-the-money value of the stock options will be included in the share ownership guidelines calculation. Also, the vested RSUs held pursuant to the Company’s Deferred Compensation Programs are included in the stock ownership guidelines calculations. Individuals have five years from their election, hire or promotion to satisfy the share ownership guidelines. All officers and directors meet these ownership guidelines or are in compliance with the guidelines for retaining equity awards until compliance is reached.
Restrictions on Trading Securities (Including Hedging and Pledging)
We have an insider trading policy that prohibits employees and directors from engaging in speculative transactions involving our securities. Accordingly, hedging transactions involving our securities, including, but not limited to purchase of stock on margin, short sales, buying or selling puts or calls, and any other similar transactions or arrangements that have an economic consequence of establishing downside price protection are prohibited. Our insider trading policy also prohibits officers and directors from pledging stock, subject to special Board approval. No special approvals have been provided to allow any current officer or director to pledge stock.
Pay Recoupment (Clawback) Policy
Our Compensation Committee approved a clawback policy in February 2021 that covers annual and longer-term incentive compensation awarded or paid to our Section 16 officers. Under this policy, if we are required to restate our financial statements due to fraud, misconduct or SEC or financial non-compliance and the amount of our long-term incentive compensation awarded or paid would have been lower had the achievement of applicable financial performance been calculated based on the restated financial results, our Compensation Committee may, in its discretion, recover the amount of excess compensation awarded or paid during the three-year period preceding the date of such restatement. We believe this clawback policy enhances the accountability of our executive officers and significantly mitigates the risks associated with our executive compensation program.
Employment and Severance Agreements
We have entered into change of control agreements with each of our executive officers in order to foster their objectivity in making decisions with respect to any pending or threatened change in control transaction and to alleviate certain risks and uncertainties with regard to our executive officers’ financial and professional security that might be created by a pending or threatened change in control transaction. The details of the change in control agreements and any employment, retirement or severance arrangements entered into with our executive officers are provided under the caption “Employment, Change in Control and Severance Arrangements”.
Tax Deductibility of Compensation
In general, Section 162(m) of the U.S. tax code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person paid to the executives designated as “covered employees” in Section 162(m) of the Code (generally, the Company’s chief executive officer, principal financial officer and its three highest paid executive officers other than its principal financial officer). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1,000,000 will not be deductible unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017. The $1,000,000 compensation limit was also expanded to apply to executives who were covered employees in years other than the then-current taxable year.
No assurance can be given that any compensation intended to satisfy the requirements for exemption from Section 162(m) as qualifying grandfathered arrangements in fact will or that compensation paid to our executive officers who are covered by Section 162(m) intended to be deductible will be deductible in the future.
While we will continue to consider the tax effect (including with respect to the expected lack of deductibility under amended Section 162(m)) of compensation decisions, the principal consideration behind our selection of components of executive compensation continues to be whether the component can facilitate achievement of our executive compensation program objectives. In this regard, for 2020, we have not made any changes to the basic structure of our executive compensation program.
Stock Option and Restricted Stock Unit Grant Practices
As described above, the Company uses stock options as part of its overall compensation program. The stock option awards provide individuals with the right to purchase a specified number of shares of the Company’s stock at a specific price. The Company sets the exercise price of the stock options that it awards at or above the closing price of the Company’s stock on the grant date. Accordingly, the option grant will have value to the individual only if he or she continues in our service during the vesting period and then generally only if and to the extent that the market price of the underlying shares of common stock appreciates over the option term.
Awards of equity-based compensation to our executive officers, such as options and RSUs, are determined and approved by the Board of Directors or the Compensation Committee. Equity grants are typically made at the time of hire for executives and then annually as part of the overall executive compensation review. The specific terms of the awards are determined based on the position of the individual in the organization and as part of the applicable annual equity incentive program and taking into account relevant Compensia and Radford Survey data and peer group compensation practices as discussed above under “⁃⁃Compensation Plan Design and Key Elements Used to Achieve Compensation Objectives”.
New hire grants are approved by the Board of Directors or the Compensation Committee when the executive’s hire is approved, with the actual option grant issued on the first date of employment and the exercise price of such options being set at the closing price of the Company’s common stock on that date. Annual performance grants made as part of the overall executive compensation program are generally made as of the date of Board or Compensation Committee approval. This typically occurs prior to the end of the first quarter, with grants effective on the date of Board or Compensation Committee approval and at a price at or above the closing price on the grant date.
In addition, the Compensation Committee and the Board believe it is appropriate to consider special compensation awards in connection with the COVID-19 pandemic and may make continue to make special compensation awards, including equity-based awards, similar to 2020, in order to incent and reward performance.
Perquisites and Other Benefits
The Compensation Committee believes that the Named Executive Officers should participate in the same benefit programs as the Company’s other employees and that special executive perquisites should be minimal. Consistent with this philosophy, the Named Executive Officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical and dental insurance, disability coverage, life insurance, the Employee Stock Purchase Plan and the 401(k) Plan.
Compensation of the Chief Executive Officer
Our Chief Executive Officer generally participates in the same executive compensation program provided to our other executive officers and senior management as described above, except that for 2020 our Chief Executive Officer will continue to receive a portion of his RSU awards in the form of performance-based RSUs whereas other executives will only receive time-based RSU awards. The Compensation Committee’s approach to setting compensation for the Chief Executive Officer is to be competitive with comparable companies and to have a significant portion of total compensation depend upon the achievement of performance goals for the Company.
In February 2020, the Compensation Committee approved an increase in the annual base salary for Mr. Bryant from $639,458 to $710,188 and in August 2020, the Compensation Committee approved an increase in the annual base salary for Mr. Bryant from $710,188 to $850,000. As described above, the Compensation Committee approved payout at 140% of target, effective January 11, 2021, under the 2020 Cash Incentive Plan for combined achievement of revenue and EBITDA performance goals, and accordingly, Mr. Bryant earned a payout of $1,190,000. As discussed above under the caption “⁃⁃Longer-Term Equity Incentive Awards,” in 2020, Mr. Bryant was also awarded 15,180 time-based RSUs, 15,180 performance-based RSUs, and 30,358 non-qualified stock options under the 2020 long-term equity incentive program, as well as 4,381 time-based RSUs and 10,593 non-qualified options for his efforts and contributions to the Company’s achievements in connection with the development, manufacturing and commercialization of SARS CoV-2 assays to help meet the COVID-19 pandemic testing needs.
Compensation of the Other Named Executive Officers
In February 2020, the Compensation Committee approved an increase in the base salaries of Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar. Base salaries were approved as follows:

Executive Officer	Prior Base Salary	2020 Base Salary
Randall J. Steward	$405,624	$485,000
Chief Financial Officer
Robert J. Bujarski	$395,459	$515,000
Chief Operating Officer (1)
Werner Kroll, Ph.D.	$394,655	$407,679
SVP, Research and Development
Ratan S. Borkar	$368,225	$380,376
SVP, International Commercial Operations
(1) Mr. Bujarski’s 2020 base salary reflects his promotion to Chief Operating Officer in September 2020.
As described above, the Compensation Committee approved payout at the maximum level, effective January 11, 2021, under the 2020 Cash Incentive Plan for combined achievement of revenue and EBITDA performance goals for these officers, and, accordingly, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar earned a payout of $509,250, $540,750, $428,063 and $399,395, respectively.
As discussed above under the caption “⁃⁃Longer-Term Equity Incentive Awards,” in 2020, Mr. Bujarski and Mr. Borkar were awarded shares of time-based RSUs and non-qualified stock options and Mr. Steward and Dr. Kroll were awarded shares of time-based RSUs.

Summary Compensation Table
The following table sets forth information relating to fiscal years 2020, 2019 and 2018 compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly paid persons serving as executive officers as of December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas C. Bryant	2020	777,738	3,342,366	1,857,289	1,190,000	10,316	7,177,709
President and CEO	2019	633,993	2,213,453	885,082	426,518	9,720	4,168,766
	2018	589,438	1,415,797	517,365	888,137	10,570	3,421,307
Randall J. Steward	2020	494,495	1,499,904	—	509,250	9,874	2,513,523
Chief Financial Officer	2019	403,395	771,198	228,410	167,320	9,799	1,580,122
	2018	384,578	462,117	179,637	336,089	10,834	1,373,255
Robert J. Bujarski	2020	512,402	793,295	387,533	540,750	10,166	2,244,146
Chief Operating Officer	2019	394,130	652,783	171,295	163,127	9,984	1,391,319
	2018	382,221	477,587	172,449	334,029	10,834	1,377,120
Werner Kroll, Ph.D.	2020	421,856	1,649,909	—	428,063	10,166	2,509,994
SVP, Research and Development	2019	393,329	480,371	185,574	162,795	9,984	1,232,053
	2018	381,443	619,641	230,215	333,349	10,834	1,575,482
Ratan S. Borkar	2020	393,604	632,220	187,542	399,395	10,166	1,622,927
SVP, International Commercial Operations	2019	364,363	673,869	171,295	151,893	9,720	1,371,140

(1)The amounts shown reflects the base salary compensation earned for the executive officers during 2020.
(2)This column represents the grant date fair value of service-based and performance-based RSUs granted during fiscal years 2020, 2019 and 2018 as well as (i) for 2018, the Premium RSUs associated with the 2018 Employee Deferred Bonus Compensation Program; and (ii) for 2019, the Premium RSUs associated with the 2019 Employee Deferred Bonus Compensation Program as described in Note (2) in the Nonqualified Deferred Compensation table. Restricted stock awards are valued based on the closing share price on the date of grant. For additional information with respect to the 2020 grants, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC. See the “Grants of Plan-Based Awards in Fiscal Year 2020” table for information on stock awards granted in 2020.
(3)This column represents the grant date fair value of stock options granted during fiscal years 2020, 2019 and 2018. The grant date fair value of option awards is determined using the Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to the 2020 grants, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. See the “Grants of Plan-Based Awards in Fiscal Year 2020” Table for information on options granted in 2020.
(4)This column represents the approved awards to each executive officer under the 2020 Cash Incentive Plan, the 2019 Cash Incentive Plan and the 2018 Cash Incentive Plan. Each executive officer could also elect to participate in the 2019 Employee Deferred Bonus Compensation Program and the 2018 Employee Deferred Bonus Compensation Program with respect to any payments received under the 2019 Cash Incentive Plan and the 2018 Cash Incentive Plan, respectively. The cash bonus under the 2020 Cash Incentive Plan was paid in early 2021. The cash component of the bonus under the 2019 Cash Incentive Plan was paid out in early 2020. The cash component of the bonus under the 2018 Cash Incentive Plan was paid out in early 2019. The amounts shown are inclusive of the cash component and deferred Covered Bonus component of the electing officers’ award, but do not include the Premium RSUs component which is included as a component of the amounts in the “Stock Awards” column.
(5)During the year ended December 31, 2020, (a) we made contributions under our 401(k) Plan for Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar and (b) we funded a group term life insurance plan providing life insurance in an amount equal to two times the executive officer’s annual salary, a benefit that is provided to all employees. Amounts related to contributions under our 401(k) Plan, life insurance and other compensation for Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar were as follows:

Components of All Other Compensation

	401(k) Contributions ($)	Other ($)
Douglas C. Bryant	8,700	1,616
Randall J. Steward	8,550	1,324
Robert J. Bujarski	8,550	1,616
Werner Kroll, Ph.D.	8,550	1,616
Ratan S. Borkar	8,550	1,616

Grants of Plan-Based Awards in Fiscal Year 2020
The following table sets forth all plan-based awards granted to our Named Executive Officers during fiscal year 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options: (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas C. Bryant	2/3/2020	—	—	—	—	15,180	—	15,180	30,358	77.16	3,199,888
	2/3/2020(1)	425,000	850,000	1,190,000	—	—	—	—	—	—	—
	8/24/2020	—	—	—	—	—	—	4,381	10,593	228.21	1,999,767
Randall J. Steward	2/3/2020	—	—	—	—	—	—	16,848	—	77.16	1,299,992
	2/3/2020(1)	181,875	363,750	509,250	—	—	—	—	—	—	—
	8/24/2020	—	—	—	—	—	—	876	—	228.21	199,912
Robert J. Bujarski	2/3/2020	—	—	—	—	—	—	6,641	6,641	77.16	699,962
	2/3/2020(1)	193,125	386,250	540,750	—	—	—	—	—	—	—
	9/14/2020	—	—	—	—	—	—	1,254	2,935	159.39	399,866
	12/31/2020	—	—	—	—	—	—	1,756	—	—	351,200
Werner Kroll, Ph.D.	2/3/2020	—	—	—	—	—	—	12,804	—	78.10	999,992
	2/3/2020(1)	152,880	305,759	428,063	—	—	—	—	—	—	—
	7/1/2020	—	—	—	—	—	—	2,944	—	220.76	649,917
Ratan S. Borkar	2/3/2020	—	—	—	—	—	—	6,641	6,641	77.16	699,962
	2/3/2020(1)	142,641	285,282	399,395	—	—	—	—	—	—	—
	12/31/2020	—	—	—	—	—	—	2,517	—	—	503,400
(1)This row shows the potential value of the payout under the “Estimated Future Payouts” column for each Named Executive Officer under the 2020 Cash Incentive Plan program if the threshold, target, and maximum goals were satisfied for all performance measures. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the “Compensation Discussion and Analysis” section. The performance measurements were achieved in fiscal year 2020 in the aggregate at the maximum level for Mr. Bryant and the other NEOs and payouts were made as described under the heading “—Annual Cash Incentive Awards” in the “Compensation Discussion and Analysis” section and in Note (4) to the “Summary Compensation Table.”
(2)These columns show the potential number of awards to be paid out for Mr. Bryant related to the performance-based RSUs if the target is achieved. The performance-based RSUs for Mr. Bryant were granted on February 3, 2020 and vest over five years, the vesting of which is subject to the achievement of net revenue growth targets over any three consecutive fiscal year period starting with the three year period ending in 2023
(3)This column shows the number of time-based RSUs granted in 2020 to the Named Executive Officers. Time-based RSUs for Mr. Bryant, Mr. Bujarski and Mr. Borkar were granted on February 3, 2020 vest over a four-year period with 25% vesting on the first-year anniversary of the grant date and the remainder vesting 25% annually thereafter. Time-based RSUs for Mr. Steward and Dr. Kroll vest over a three-year period with one-third vesting each year on the anniversary of the grant date. This column also includes the number of RSUs granted in 2020 under the 2020 Employee Deferred Bonus Compensation Program. For the RSUs under the 2020 Employee Deferred Bonus Compensation Program the number is equal to (i) the amount of the NEO’s bonus deferred under the Program divided by the market closing price for the Company’s common stock on January 11, 2021, multiplied by (ii) either 1.1 or 1.3, as a premium. For Mr. Bujarski and Mr. Borkar $270,200 and $383,600 (included in the Grant Date Fair Value column), respectively, represents compensation deferred and is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(4)This column shows the number of stock options granted in 2020 to the Named Executive Officers. These options vest and become exercisable over four years, vesting annually on the anniversary of the grant date through the four-year vesting period.
(5)This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the date of grant.
(6)This column shows the full grant date fair value under ASC Topic 718 of time-based RSUs, performance-based RSUs and stock options granted to the Named Executive Officers in 2020. For the time-based RSUs and performance-based RSUs, fair value is calculated using the closing price of our common stock on the grant date. The grant date fair value is the amount that the Company would expense in its consolidated financial statements over the award’s vesting schedule, unless the named executive leaves the Company. For stock options, fair value is calculated using the Black-Scholes value on the grant date and is the amount that the Company will expense in its consolidated financial statements over the award’s vesting schedule, unless the named executive leaves the Company. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information on the holdings of stock options, time-based RSUs and performance-based RSUs by the Named Executive Officers as of December 31, 2020. This table includes unexercised and unvested stock options and unvested time-based RSUs or performance-based RSUs. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of our common stock as of December 31, 2020, which was $179.65. For additional information about the option awards and RSUs, see the description of “Longer-Term Equity Incentive Awards” in the “Executive Compensation” section.

	Option Grant Date	Option Awards(1)				Stock Awards
Name		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested (#)
Douglas C. Bryant	2/10/2016	23,461	—	15.40	2/10/2026
	2/15/2017	10,125	10,124	21.08	2/15/2027	2/15/2017	(2)	20,250	3,637,913	—	—
	1/16/2018	13,819	13,818	46.41	1/16/2028	1/16/2018	(2)	13,819	2,482,583	—	—
						1/16/2018	(4)	13,818	2,482,404	—	—
	2/4/2019	—	37,440	59.12	2/4/2029	2/4/2019	(2)	18,720	3,363,048	—	—
						2/4/2019	(4)	18,720	3,363,048	—	—
	2/3/2020	—	30,358	77.16	2/3/2030	2/3/2020	(2)	15,180	2,727,087	—	—
						2/3/2020	(5)	—	—	15,180	2,727,087
	8/24/2020	—	10,593	228.21	8/24/2030	8/24/2020	(14)	4,381	787,047		—
Randall J. Steward	2/15/2017	—	3,796	21.08	2/15/2027	2/15/2017	(2)	7,594	1,364,262	—	—
	1/16/2018	4,798	4,798	46.41	1/16/2028	1/16/2018	(2)	4,798	861,961	—	—
						1/16/2018	(4)	4,798	861,961	—	—
	2/4/2019	—	9,662	59.12	2/4/2029	2/4/2019	(2)	4,831	867,889	—	—
						2/4/2019	(4)	4,831	867,889	—	—
						11/18/2019	(9)	2,066	371,157	—	—
						2/3/2020	(10)	16,848	3,026,743	—	—
						8/24/2020	(14)	876	157,373	—	—
Robert J. Bujarski	2/5/2015	8,798	—	23.41	2/5/2025
	2/10/2016	17,596	—	15.40	2/10/2026
	2/15/2017	10,758	3,585	21.08	2/15/2027	2/15/2017	(2)	7,172	1,288,450	—	—
	1/16/2018	4,606	4,606	46.41	1/16/2028	1/16/2018	(2)	4,606	827,468	—	—
						1/16/2018	(4)	4,606	827,468	—	—
	2/4/2019	—	7,246	59.12	2/4/2029	2/4/2019	(2)	3,623	650,872	—	—
						2/4/2019	(4)	3,623	650,872	—	—
						11/18/2019	(9)	2,066	371,157	—	—
						12/31/2019	(3)	315	56,590	—	—
	2/3/2020	—	6,641	77.16	2/3/2030	2/3/2020	(2)	6,641	1,193,056	—	—
	9/14/2020	—	2,935	159.39	9/14/2030	9/14/2020	(13)	1,254	225,281	—	—
						12/31/2020	(3)	405	72,758	—	—
Werner Kroll, Ph.D.						5/27/2014	(6)	8,752	1,572,297	—	—
	2/15/2017	—	3,585	21.08	2/15/2027	2/15/2017	(2)	7,172	1,288,450	—	—
	1/16/2018	—	4,606	46.41	1/16/2028	1/16/2018	(2)	4,606	827,468	—	—
						1/16/2018	(4)	4,606	827,468	—	—
	1/29/2018	—	2,970	47.85	1/29/2028	1/29/2018	(7)	2,970	533,561	—	—
						12/31/2019	(3)	210	37,727	—	—
	2/4/2019	—	7,850	59.12	2/4/2029	2/4/2019	(2)	3,925	705,126	—	—
						2/4/2019	(4)	3,925	705,126	—	—
						2/4/2020	(11)	12,804	2,300,239	—	—
						7/1/2020	(12)	2,944	528,890	—	—
Ratan S. Borkar	2/15/2017	—	1,898	21.08	2/15/2027	2/15/2017	(2)	3,797	682,131	—	—
	10/16/2017	2,225	2,225	41.36	10/16/2027	10/16/2017	(8)	3,626	651,411	—	—
	1/16/2018	—	4,606	46.41	1/16/2028	1/16/2018	(2)	4,606	827,468	—	—
						1/16/2018	(4)	4,606	827,468	—	—
	2/4/2019	—	7,246	59.12	2/4/2029	2/4/2019	(2)	3,623	650,872	—	—
						2/4/2019	(4)	3,623	650,872	—	—
						11/18/2019	(9)	2,066	371,157	—	—
						12/31/2019	(3)	587	105,455	—	—
	2/3/2020	—	6,641	77.16	2/3/2030	2/3/2020	(2)	6,641	1,193,056	—	—
						12/31/2020	(3)	599	107,610	—	—

(1)Stock options are service-based and vest over three to four years. For stock options that were not exercisable at December 31, 2020 and were granted on August 24, 2020 presented in the table above, one-third of the options vest each year on the anniversary of the grant date. For the remaining stock options that were not exercisable at December 31, 2020 and were granted on 2020 presented in the table above, the options vest 25% annually through the four-year vesting period. For the remaining stock options that were not exercisable at December 31, 2020 , the first 50% vest on the second anniversary of the grant date and the remaining options vest 25% annually thereafter through the remaining four-year vesting period.
(2)Represents restricted stock granted to the Named Executive Officers. For the 2017 and 2018 grants, the awards vest of the fourth anniversary of the grant date. For 2019 grants, the first 50% of the award vests on the second anniversary of the grant date and the remaining award vests 25% annually thereafter through the remaining four-year vesting period. For the 2020 grants, the award vests 25% annually through the four-year vesting period.
(3)Represents the Premium RSUs component related to the 2019 and 2020 Employee Deferred Bonus Compensation Program as detailed in the Nonqualified Deferred Compensation table, which will vest in February 2021 and February 2022.
(4)Represents performance-based RSUs granted to the Named Executive Officers. Performance-based RSUs granted in January 2018 and February 2019 vest over three years, subject to the achievement of performance metrics tied to net revenue growth. The performance conditions for the performance-based RSUs were achieved as of December 31, 2020.
(5)Represents performance-based RSUs granted to the CEO. Performance-based RSUs granted in February 2020 vest over five years, subject to the achievement of performance metrics tied to net revenue growth.
(6)Represents RSUs granted to Dr. Kroll upon his appointment as the Company’s Senior Vice President, Research and Development. The award of 17,505 shares vests annually over four years, beginning on May 27, 2019.
(7)Represents RSUs granted to Dr. Kroll as part of a retention enticement. The stock award vests on the third anniversary of the grant date.
(8)Represents RSUs granted to Mr. Borkar upon his appointment as the Company’s Senior Vice President, International Commercial Operations. The award vests on the fourth anniversary of the grant date.
(9)Represents RSUs granted to Mr. Steward, Mr. Bujarski and Mr. Borkar for their efforts and contributions to the Company’s integration of acquired companies. The award vests based on the following schedule: one-third vests each year on the anniversary of the grant date.
(10)Represents RSUs granted to Mr. Steward as part of his individual retirement plan. The award vests based on the following schedule: one-third vests each year on the anniversary of the grant date.
(11)Represents RSUs granted to Dr. Kroll as part of his individual retirement plan. The award vests based on the following schedule: one-third vests each year on the anniversary of the grant date.
(12)Represents RSUs granted to Dr. Kroll for his efforts and contributions to the Company’s development of COVID-19 diagnostic products. The award vests based on the following schedule: one-third vests each year on the anniversary of the grant date.
(13)Represents RSUs granted to Mr. Bujarski upon his appointment as the Company’s Chief Operating Officer. The award vests based on the following schedule: 25% vests each year on the anniversary of the grant date, subject to continued employment.
(14)Represents RSUs granted to Mr. Bryant and Mr. Steward for their efforts and contributions to the Company’s COVID-19 pandemic testing needs. The award vests based on the following schedule: one-third vests each year on the anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2020
The following table sets forth stock options that were exercised by, and restricted stock that vested for, the Named Executive Officers during fiscal year 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (6)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(7)
Douglas C. Bryant	—	—	3,204	(1)	248,374
			2,192	(2)	171,436
Randall J. Steward	21,166	6,060,126	1,335	(1)	103,489
			276	(2)	21,586
			1,034	(3)	193,648
Robert J. Bujarski	—	—	1,201	(1)	93,102
			824	(2)	64,445
			1,034	(3)	193,648
Werner Kroll, Ph.D.	68,152	11,888,149	1,201	(1)	93,102
			823	(2)	64,367
			4,376	(4)	689,176
Ratan S. Borkar	16,332	3,144,362	735	(1)	56,977
			1,438	(2)	112,466
			1,034	(3)	193,648
			2,500	(5)	473,275
(1)During 2020, restrictions lapsed with respect to 3,204, 1,335, 1,201, 1,201 and 735 shares of RSUs held by Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll, and Mr. Borkar, respectively. The market price for our common stock on the date of vesting was $77.52 per share.

(2)During 2020, restrictions lapsed with respect to 2,192, 276, 824, 823 and 1,438 shares of RSUs held by Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar, respectively. The market price for our common stock on the date of vesting was $78.21 per share.
(3)During 2020, restrictions lapsed with respect to 1,034, 1,034 and 1,034 shares of RSUs held by Mr. Steward, Mr. Bujarski, and Mr. Borkar, respectively. The market price for our common stock on the date of vesting was $187.28 per share.
(4)During 2020, restrictions lapsed with respect to 4,376 shares of RSUs held by Dr. Kroll. The market price for our common stock on the date of vesting was $157.49 per share.
(5)During 2020, restrictions lapsed with respect to 2,500 shares of RSUs held by Mr. Borkar. The market price for our common stock on the date of vesting was $189.31 per share.
(6)The value realized on exercise equals the intrinsic value of the exercise which is the gain realized in the difference from the market price of the shares sold and the exercise price of the shares purchased.
(7)The value realized on vesting equals the closing price of the Company’s common stock on the vesting date (the date the restrictions lapsed) multiplied by the number of shares with respect to which restrictions lapsed on such date.
Nonqualified Deferred Compensation
The following table sets forth compensation deferred by each of the Named Executive Officers during fiscal year 2020.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Douglas C. Bryant	—	—	3,257,725	(1,801,801)	4,741,183

Randall J. Steward	—	—	11,986	(237,915)	—

Robert J. Bujarski	270,200	81,000	1,419,159	(354,898)	2,468,908

Werner Kroll, Ph.D.	—	—	1,354,206	—	2,056,439

Ratan S. Borkar	383,600	119,800	2,152,368	(328,863)	3,739,446

(1)Represents the amount of incentive compensation deferred under the 2020 Employee Deferred Bonus Compensation
Program by each executive officer. The amount is included as a component of non-equity incentive plan compensation in the Summary Compensation Table for 2020.
(2)Represents the 10%, 20% or 30% premium above the deferred incentive compensation amount as described above; such amounts are included in the Stock Awards column of the Summary Compensation Table for 2020.
(3)Represents the change in value of the deferred incentive compensation for each executive officer relating to the Deferred Bonus Programs.
(4)The amounts set forth in the Aggregate Withdrawals/Distributions column represent the market value of the stock on the date of distribution to Messrs. Bryant, Steward, Bujarski and Borkar in accordance with their specified distribution elections.
(5)Aggregate deferrals include deferrals from the 2015 Employee Deferred Bonus Compensation Program, 2016 Employee Deferred Bonus Compensation Program, 2018 Employee Deferred Bonus Compensation Program, 2019 Employee Deferred Bonus Compensation Program and 2020 Employee Deferred Bonus Compensation Program (collectively, the “Deferred Bonus Programs”). For the year ended December 31, 2017, the deferred bonus compensation program was suspended temporarily by the Board. Each officer participating in the 2020 Employee Deferred Bonus Program is eligible for a premium restricted stock unit award equal to either 10%, 20% or 30% of the deferred 2020 cash incentive bonus, depending on the length of deferral elected by the employee, which vests on January 11, 2022. Pursuant to this program, Messrs. Bujarski and Borkar received the following stock awards on January 11, 2021: 1,756 (including 405 shares relating to the premium component) and 2,517 (including 599 shares relating to the premium component), respectively. Such prior year deferred amounts were reported as compensation to each respective named executive officer as compensation in the Summary Compensation Table in prior years. See notes (1) and (2) above.

Employment, Change in Control and Severance Arrangements
In connection with the appointment of Mr. Bryant as our President and Chief Executive Officer, on January 16, 2009, Mr. Bryant entered into an employment agreement with us. Mr. Bryant’s employment agreement sets forth the terms of his employment with us and provides for, among other matters: (i) a minimum base salary of $450,000 per annum, subject to adjustment upward by the Board of Directors or its Compensation Committee; and (ii) an annual cash incentive bonus based upon attainment of performance goals set by the Board of Directors or its Compensation Committee with a target of at least 80% of base salary and a maximum opportunity of at least up to 120% of base salary.
Under his employment agreement, Mr. Bryant is an “at-will” employee, which means that either Mr. Bryant or we may terminate his employment at any time for any reason. However, and except in the context of a change in control, if Mr. Bryant’s employment with us is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement) and thereafter delivers and does not revoke a general release, he is entitled to a severance payment equal to eighteen (18) months of his then-current base salary and payment of health insurance premiums for a period of eighteen (18) months following termination. Amounts payable to Mr. Bryant upon a change in control of the Company are generally governed by his change in control agreement, dated as of January 16, 2009, which is described below.
Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar are each “at will” employees of the Company with compensation arrangements that include, among other matters: (i) a base salary, currently for 2021 of $499,850, $525,000, $500,000 and $389,885 per annum, respectively and (ii) eligibility for an annual bonus in accordance with the Company’s bonus plan. In addition, except in the context of a change of control, if we terminate Mr. Bujarski’s employment without cause, he would be entitled to a severance payment equal to six months of his annual salary.
Mr. Steward and Dr. Kroll each entered into individual retirement and retention programs with us in November 2019 and February 2020, respectively. These programs were entered into and approved by the Board and the Compensation Committee as part of the Company’s succession planning and to incent Mr. Steward to continue employment through at least March 31, 2022 and Dr. Kroll to continue employment through at least March 31, 2023. For each calendar year that Mr. Steward continues to be employed by the Company as its Chief Financial Officer he will receive RSUs with a value on the date of grant of $1,300,000 that will vest one-third each year on the anniversary of the date of grant, subject to Mr. Steward’s continued employment with the Company in any capacity. For each calendar year that Dr. Kroll continues to be employed by the Company as its SVP, R&D he will receive non-qualified stock options and/or RSUs with a value on the date of grant of $1,000,000 that will vest one-third each year on the anniversary of the date of grant, subject to Dr. Kroll’s continued employment with the Company in any capacity. The programs contemplate that the RSU and/or option grants described above will constitute the sole equity incentive compensation that Mr. Steward and Dr. Kroll will be entitled to receive on or after January 1, 2020. The programs also contemplate that if Mr. Steward and Dr. Kroll remain employed and in good standing in their positions through the target dates, then upon ceasing to serve in their current roles, they will enter into a special advisor agreement, in the form provided in their program, and be engaged as a full-time employee, serving as a non-officer special advisor for a period of one year at a reduced pay rate and their equity awards will continue to vest and be governed by the applicable equity incentive plan and award agreements.
Each of Mr. Bryant, Mr. Steward, Mr. Bujarski, Dr. Kroll and Mr. Borkar has entered into a change in control agreement with us, which provides for the payment of severance benefits in the event of termination of employment in connection with a change in control of the Company. The severance benefits are payable if their respective employment with us is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or their death or disability.
The severance benefits under the change in control agreements generally consist of a lump sum cash payment equal to two times the sum of (i) such executive’s highest annual salary rate within the three year period ending on the date of termination plus (ii) an amount equal to the annualized average of all bonuses paid to the executive during the two-year period immediately before the date of termination. In addition, the change in control agreements provide for: payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters; continued coverage for two years under our group medical insurance, group dental insurance, group-term life insurance and disability insurance programs unless and to the extent the executive obtains concurrent coverage through another program in which case our coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all unvested stock options and RSUs of the executive (unless previously waived or otherwise expressly agreed to by the executive).

Potential Post-employment Payments
As described above, our Named Executive Officers have employment, severance and/or change of control agreements with us. The table below illustrates the compensation that would be payable by the Company to each Named Executive Officer in the event of a change in control of the Company or a termination of the Named Executive Officer’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable rules of the SEC, the following illustrations assume:
•that the triggering event in question, the death, disability, change in control or termination occurred on December 31, 2020, which was the last full business day prior to the last day of our 2020 fiscal year end which fell on Sunday, January 3, 2021; and
•the calculations provided below are based on the closing market price of our common stock as of December 31, 2020, which was $179.65.
In addition, in connection with any actual termination of employment, the Board of Directors or the Compensation Committee may determine to enter into an agreement providing additional benefits or amounts, or altering the terms of benefits described below, as deemed appropriate by the Compensation Committee or the Board of Directors. The illustrations exclude any vested awards deferred pursuant to the Company’s Deferred Bonus Compensation Programs. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include our stock price at the time of termination and determinations by our Board of Directors.

Name and Principal Position	Potential Executive Benefits and Payments	Voluntary Termination Total ($)	Retirement Total ($)	Involuntary, Not for Cause or Voluntary, Good Reason Termination Total ($)	Involuntary, for Cause Termination Total ($)	Change in Control (Qualifying Termination) Total ($)
Douglas C. Bryant	Base Salary(1)	—	—	1,275,000	—	1,700,000
	Short-term Incentive Bonus(2)	—	—	—	—	657,328
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	21,570,217
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	11,070,508
	Healthcare, Life and
	Disability(5)	—	—	43,903	—	58,537
	Other Payments(6)	—	—	—	—	25,000
Randall J. Steward	Base Salary(1)	—	—	—	—	970,000
	Short-term Incentive Bonus(2)	—	—	—	—	251,705
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	8,379,235
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	2,405,778
	Healthcare, Life and
	Disability(5)	—	—	—	—	57,936
	Other Payments(6)	—	—	—	—	25,000
Robert J. Bujarski	Base Salary(1)	—	—	257,500	—	1,030,000
	Short-term Incentive Bonus(2)	—	—	—	—	248,578
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	6,163,972
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	2,055,537
	Healthcare, Life and
	Disability(5)	—	—	—	—	81,121
	Other Payments(6)	—	—	—	—	25,000
Werner Kroll, Ph.D.	Base Salary(1)	—	—	—	—	815,358
	Short-term Incentive Bonus(2)	—	—	—	—	248,072
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	9,326,352
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	2,519,783
	Healthcare, Life and
	Disability(5)	—	—	—	—	58,537
	Other Payments(6)	—	—	—	—	25,000
Ratan S. Borkar	Base Salary(1)	—	—	—	—	760,752
	Short-term Incentive Bonus(2)	—	—	—	—	221,563
	Restricted Stock Unit Awards
	Unvested and accelerated(3)	—	—	—	—	6,067,500
	Stock Options
	Unvested and accelerated(4)	—	—	—	—	2,776,361
	Healthcare, Life and
	Disability(5)	—	—	—	—	58,537
	Other Payments(6)	—	—	—	—	25,000

(1)Payable in one lump sum upon termination.
(2)This amount represents the annualized average of all bonuses paid to the executive in 2019 and 2020.
(3)This represents the value of unvested RSUs and unearned PSUs, including stock awards associated with the premium stock awards earned pursuant to the Employee Deferred Bonus Compensation Programs as detailed in the Nonqualified Deferred Compensation table.
(4)This represents the intrinsic value of in-the-money unvested stock options (based on a market price of $179.65 per share as of the last full business day prior to the end of our fiscal year 2020).

(5)Per the change in control agreements, for two years, coverage is continued under our group medical and group dental insurance programs unless and to the extent the executive obtains concurrent coverage through another program in which case our coverage will be terminated or reduced as applicable. In addition, if Mr. Bryant’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in his employment agreement) and thereafter does not revoke a general release, he is entitled to receive payment of health insurance premiums for a period of eighteen months following termination.
(6)Each executive officer’s change in control agreement provides for payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters.
CEO Pay Ratio Disclosure
We are providing the following information regarding the relationship of the annual total compensation of our CEO and that of our “median employee,” as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with these pay ratio disclosure rules.
For our 2020 fiscal year:
•The estimated median of the annual total compensation of all of our employees, excluding the CEO, was $83,463;
•The annual total compensation of our CEO, as reported in the Summary Compensation Table below, was $7,177,709; and
•The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was estimated to be 86 to 1.
In determining the pay ratio information provided above, we first identified our “median employee” for the 2020 fiscal year by using the following methodology, as permitted by the SEC’s pay ratio disclosure rules:
•We selected December 31, 2020 as the date upon which we would identify our employee population and median employee, and, from our tax and payroll records, we compiled a list of 1,366 total full-time, part-time, temporary and seasonal employees who were employed on that date.
•We used total cash compensation during the 2020 fiscal year as a consistently applied compensation measure to identify our median employee from the employees on the list. For this purpose, we define total cash compensation as base wages. We did not include incentive cash compensation as our compensation program does not extend throughout the organization and would therefore not be expected to impact the determination of the median employee.
Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the CEO, as reported in the Summary Compensation Table below.
It should be noted that the SEC’s pay ratio disclosure rules provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee and the pay ratio. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

GENERAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of March 24, 2021 by (i) those known to be the beneficial owners of more than five percent (5%) of our outstanding common stock, (ii) each of the current directors and nominees for director, (iii) each of the Company’s Named Executive Officers (as included in the Summary Compensation Table herein) and (iv) all directors and executive officers as a group. On March 24, 2021, there were 42,542,768 shares of our common stock outstanding.

	Beneficial Ownership of Common Stock(1)(2)
Name	Number of Shares	Percent of Class
Beneficial Owners
Jack W. Schuler(3)	4,292,374	10.1%
100 N. Field Drive Suite 360
Lake Forest, IL 60045
T. Rowe Price Associates, Inc.(4)	4,261,838	10.0%
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group(5)	3,604,549	8.5%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.(6)	3,510,895	8.3%
55 E. 52nd Street
New York, NY 10055
Brown Capital Management, LLC(7)	2,282,444	5.4%
1201 N. Culver Street
Baltimore, Maryland 21202
Directors and Nominees for Director
Douglas C. Bryant(8)	596,056	1.4%
Kenneth F. Buechler(9)	123,149	*
Edward L. Michael(10)	9,414	*
Kathy P. Ordoñez(11)	3,223	*
Mary Lake Polan(12)	34,376	*
Ann D. Rhoads(13)	624	*
Charles P . Slacik(14)	25,285	*
Matthew W. Strobeck(15)	61,080	*
Kenneth J. Widder(16)	41,291	*
Joseph D. Wilkins Jr.(17)	289	*
Named Executive Officers
Randall J. Steward(18)	30,994	*
Robert J. Bujarski(19)	84,389	*
Werner Kroll(20)	12,945	*
Ratan S. Borkar(21)	12,123	*
All directors and executive officers as a group (19 persons)(22)	1,158,889	2.7%

*	Less than one percent

(1)Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, and subject to applicable community property laws, each executive officer and director has sole voting and dispositive power with respect to the shares indicated. The address for our directors and executive officers is c/o Quidel Corporation, 9975 Summers Ridge Rd., San Diego, CA 92121.
(2)Shares of common stock subject to options or RSUs exercisable or vesting on or within 60 days of March 24, 2021 are deemed outstanding for computing the number of shares and the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3)Based on information reported in Amendment No. 5 to Schedule 13D filed with the SEC dated May 21, 2019 by Mr. Jack W. Schuler, Jack W. Schuler Living Trust, Renate Schuler and Schuler Family Foundation which reported beneficial ownership of 4,292,374 shares of common stock with respect to which Mr. Schuler has sole voting and dispositive power of 3,122,111 shares and shared voting and dispositive power of 1,105,263. Mr. Schuler disclaims beneficial ownership of 1,105,263 shares held indirectly by the Schuler Family Foundation and 65,000 shares owned by the Renate Schuler Trust, except to the extent of his pecuniary interest in such shares, if any.
(4)Based on information reported in Amendment No. 22 to Schedule 13G filed with the SEC dated February 16, 2021 by T. Rowe Price Associates, Inc. which reported beneficial ownership of 4,261,838 shares of common stock with respect to which T. Rowe Price Associates, Inc. has sole voting power of 1,185,574 shares and sole dispositive power of 4,261,838 shares as of December 31, 2020.
(5)Based on information reported in Amendment No. 7 to Schedule 13G filed with the SEC dated February 10, 2021 by The Vanguard Group in which The Vanguard Group reported aggregate beneficial ownership of 3,604,549 shares of common stock with respect to which the filer has shared voting power of 29,642 shares, sole dispositive power of 3,544,126 and shared dispositive power of 60,423 shares as of December 31, 2020.
(6)Based on information reported in Amendment No. 2 to Schedule 13G filed with the SEC dated February 1, 2021 by BlackRock, Inc. in which BlackRock, Inc. reported beneficial ownership of 3,510,895 shares of common stock with respect to which BlackRock, Inc. has sole voting power of 3,365,774 shares and sole dispositive power of 3,510,895 shares as of December 31, 2020.
(7)Based on information reported in Amendment No. 11 to Schedule 13G filed with the SEC dated February 12, 2021 by Brown Capital Management, LLC, which reported beneficial ownership of 2,282,444 shares of common stock with respect to which Brown Capital Management, LLC has sole voting power of 1,336,322 shares and sole dispositive power of 2,282,444 shares as of December 31, 2020.
(8)Includes 90,748 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021 and 9,501 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(9)Includes 48,820 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021 and 1,191 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 11,028 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares and 200 shares that are beneficially owned by Dr. Buechler as custodian of his children's UTMAs and 200 shares jointly owned with his children.
(10)Represents 1,146 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 1,834 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(11)Represents 1,094 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 273 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(12)Includes 1,122 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 8,925 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(13)Represents 624 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021.
(14)Includes 12,086 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021, and 1,059 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 925 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.

(15)Includes 259 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021, and 1,040 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 1,137 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares; 38,145 shares held by Birchview Fund, LLC (Dr. Strobeck has sole voting and dispositive power with respect to such shares in his capacity as the Managing Partner of such entity); 3,869 shares that are held directly by Dr. Strobeck; and 16,630 shares that are beneficially owned by Dr. Strobeck as custodian of his children's UGMAs.
(16)Includes 22,440 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021, and 1,138 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021. Also includes 3,297 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(17)Represents 289 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021.
(18)Includes 15,825 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021.
(19)Includes 52,931 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021 and 6,291 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(20)Includes 4,826 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(21)Includes 11,599 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
(22)All directors and executive officers as a group, including 315,971 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 24, 2021 and an aggregate of 8,703 shares of common stock underlying an equal number of restricted stock units issuable upon vesting on or within 60 days of March 24, 2021 and 56,806 shares of common stock underlying an equal number of fully vested restricted stock units for which the individual has no voting or dispositive power over such shares.
With the exception of information relating to stock options, restricted stock and RSUs we issued, all information with respect to beneficial ownership of shares of common stock referred to in this section is based on filings made by the respective beneficial owners with the SEC or information the beneficial owners provided to us.
DELINQUENT SECTION 16(a) REPORTS
Under the securities laws of the U.S., our directors and executive officers and persons who own more than 10% of our common stock are required to report their initial beneficial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this Proxy Statement any late filings during the year ended December 31, 2020. To our knowledge, all of the reports during 2020 were timely filed.

SECURITIES AVAILABLE FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS
The following table provides information with respect to our equity compensation plans as of December 31, 2020, which plans were as follows: the 1983 Employee Stock Purchase Plan; the 1990 Employee Stock Option Plan; the 1996 Non-Employee Director Plan; the 1998 Stock Incentive Plan; the 2001 Equity Incentive Plan; the 2010 Equity Incentive Plan; the 2016 Equity Incentive Plan; and the 2018 Equity Incentive Plan. The 1990 Employee Stock Option Plan, the 1996 Non-Employee Director Plan, the 1998 Stock Incentive Plan, the 2001 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2016 Equity Incentive Plan have been terminated, expired or superseded by subsequent plans, and thus no additional awards will be made under such plans although any outstanding awards under such plans will continue to vest in accordance with their terms.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,637,966	(1)	$46.95	2,245,978	(2)(3)
Equity compensation plans not approved by security holders	—		—	—
Total	1,637,966	(1)	$46.95	2,245,978	(2)(3)

(1)Includes 878,410 RSUs, including performance-based RSUs, granted under our 2018 Plan for which there is no exercise price reflected in column (b).
(2)Includes (i) 86,571 shares of common stock available for issuance under our Amended and Restated 1983 Employee Stock Purchase Plan and (ii) 2,159,407 shares of common stock available for issuance, as of December 31, 2020, under our 2018 Plan, pursuant to which incentive stock awards may be granted, including restricted stock.
(3)As of March 24, 2021, 2,000,838 shares remained available for future grant.

OTHER PROXY PROPOSALS

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2021 and to perform other appropriate accounting and tax services. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2021. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
One or more representatives of Ernst & Young LLP are expected to attend the Annual Meeting. The representatives of Ernst & Young LLP will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2021. Our Board of Directors Unanimously Recommends that the Stockholders Vote FOR the Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.

PROPOSAL 3
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
We are providing stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers (commonly referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s Named Executive Officers, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, our stockholders overwhelmingly indicated a preference for holding annual say on pay votes. Accordingly, we are presenting this proposal for the advisory approval of the compensation of our Named Executive Officers and currently intend to present a similar proposal annually.
As described in detail under the caption “Executive Compensation⁃⁃Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Vote Required and Board Recommendation
The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Our Board of Directors Unanimously Recommends that the Stockholders Vote FOR the Approval, on an advisory basis, of the Compensation of our Named Executive Officers.

MEETING AND OTHER INFORMATION

Stockholder Proposals and Director Nominations
Our amended and restated bylaws require that a stockholder give timely written notice to our Corporate Secretary of any proposal such stockholder proposes to bring before a stockholders meeting or any proposal for the nomination of a director. Such written notice must be given, either by personal delivery or U.S. mail, postage prepaid, to the Corporate Secretary, Quidel Corporation, 9975 Summers Ridge Rd., San Diego, California 92121. In order to properly bring a proposal before a stockholders meeting, a stockholder must be a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and be entitled to vote at such meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received by the Corporate Secretary, at the address provided above not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Corporate Secretary as provided above no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (i) ninety (90) days prior to such annual meeting and (ii) ten (10) days after the earlier of (A) the day on which notice of the date of the meeting was mailed or (B) the day on which public disclosure of the date of the meeting was made. In no event shall an adjournment of the annual meeting, or a postponement of an annual meeting for which notice has been given, or the public disclosure thereof, commence a new time period for the giving of a stockholder’s notice as described above.
Any notice to the Corporate Secretary must be in proper written form and set forth the matters and information listed in our bylaws, including, if applicable, the matters relating to a director nomination.
Any eligible stockholder who desires to have a proposal considered for inclusion in our proxy solicitation materials for our 2022 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received in writing by our Corporate Secretary at 9975 Summers Ridge Rd., San Diego, California 92121 no later than December 15, 2021. To be included in our proxy solicitation materials, proposals must be submitted in proper written form in accordance with our bylaws, as described above, and must comply with SEC regulations promulgated under Rule 14a-8 of the Exchange Act of 1934, as amended.
Nothing in this section shall be deemed to require us to include in our proxy solicitation materials relating to any annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC.
Annual Report
Our 2020 Annual Report to Stockholders has been mailed to stockholders concurrently with this Proxy Statement.
A copy of our Annual Report on Form 10-K and each of our other periodic and current reports, including any amendments thereto, as filed with the SEC, are available, free of charge, on our website, www.quidel.com, as soon as reasonably practicable after such materials are filed or furnished to the SEC. In addition, a copy of our Annual Report on Form 10-K, without exhibits, and/or exhibits to the Form 10-K, will be furnished, free of charge upon written request to the Investor Relations department at Quidel Corporation, 9975 Summers Ridge Rd., San Diego, CA 92121. In addition, you may obtain such documents by calling (858) 646-8023 or e-mail our Investor Relations department at ir@quidel.com.
Internet Availability of Proxy Materials
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2021
Our annual report on Form 10-K for the year ended December 31, 2020 and proxy materials can be accessed electronically over the internet at www.proxyvote.com.
Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this Proxy Statement regarding the anticipated effects of our compensation structure and programs. Quidel Corporation undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Quidel Corporation’s business, particularly those mentioned under the heading “Risk Factors” in Quidel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 which accompanies this Proxy Statement, and in the periodic reports that Quidel Corporation files with the SEC on Form 10-Q.
Other Business
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.
San Diego, California
April 15, 2021
Stockholders are urged to specify their choices on, date, sign and return the enclosed proxy card in the accompanying prepaid, return envelope or vote via the Internet or by telephone as described on the enveloped proxy card. Prompt response is helpful and your cooperation greatly appreciated.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QDEL2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50067-P51406

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

QUIDEL CORPORATION

The Board of Directors recommends you vote FOR the following director nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas C. Bryant	06) Ann D. Rhoads
02) Kenneth F. Buechler	07) Charles P. Slacik
03) Edward L. Michael	08) Matthew W. Strobeck
04) Kathy P. Ordoñez	09) Kenneth J. Widder
05) Mary Lake Polan	10) Joseph D. Wilkins Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3, each of which is proposed by the Company.

NOTE: To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed on this proxy card in proposal 1; FOR proposals 2 and 3 and in the discretion of the proxy holders on all other business that comes before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D50068-P51406

QUIDEL CORPORATION
Annual Meeting of Stockholders to be held on May 18, 2021
This proxy is solicited by the Board of Directors

The undersigned, a Stockholder of QUIDEL CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report to Stockholders and the accompanying Proxy Statement for the Annual Meeting to be held on Tuesday, May 18, 2021, at 8:30 a.m., Pacific Time held virtually at www.virtualshareholdermeeting.com/QDEL2021 and, revoking any proxy previously given, hereby appoints Douglas C. Bryant and Randall J. Steward, and each of them individually, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all power that the undersigned would possess if personally present, to vote QUIDEL CORPORATION Common Stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" EACH OF THE PROPOSALS 2 AND 3 AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE